Exhibit 10.1

EXECUTION VERSION

Published CUSIP Number:    92555BAA9
Revolving Credit CUSIP Number:    92555BAB7

$300,000,000

CREDIT AGREEMENT

dated as of May 5, 2020,

by and among

VIAVI SOLUTIONS INC.,
as Borrower,

the Lenders referred to herein,
as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
Swingline Lender and an Issuing Lender

WELLS FARGO SECURITIES, LLC,
SUNTRUST ROBINSON HUMPHREY, INC.
and
BNP PARIBAS SECURITIES CORP.,
as Joint Lead Arrangers and Joint Bookrunners

TRUIST BANK
and
BNP PARIBAS,
as Co-Syndication Agents

i

(continued)

ii

(continued)

iii

(continued)

iv

(continued)

v

EXHIBITS
Form of:
Exhibit A-1	-	Revolving Credit Note
Exhibit A-2	-	Swingline Note
Exhibit B	-	Notice of Borrowing
Exhibit C	-	Notice of Account Designation
Exhibit D	-	Notice of Prepayment
Exhibit E	-	Notice of Conversion/Continuation
Exhibit F	-	Compliance Certificate
Exhibit G	-	Assignment and Assumption
Exhibit H-1	-	U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit H-2	-	U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3	-	U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4	-	U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
Exhibit I	-	Joinder Agreement
Exhibit J	-	Notice of Additional Guarantor

SCHEDULES
Schedule 1.1	-	Revolving Credit Commitments and Revolving Credit Commitment Percentages
Schedule 7.1	-	Jurisdictions of Organization and Qualification and Subsidiary Guarantors
Schedule 7.2	-	Subsidiaries and Capitalization
Schedule 7.6	-	Tax Matters
Schedule 7.9	-	ERISA Plans
Schedule 7.12	-	Labor and Collective Bargaining Agreements
Schedule 7.16	-	Real Property (omitted)
Schedule 7.17	-	Litigation
Schedule 8.17	-	Post-Closing Matters
Schedule 9.1	-	Existing Indebtedness
Schedule 9.2	-	Existing Liens
Schedule 9.3	-	Existing Loans, Advances and Investments
Schedule 9.7	-	Existing Transactions with Affiliates
Schedule 9.10	-	Existing Restrictive Agreements

vi

CREDIT AGREEMENT, dated as of May 5, 2020, by and among VIAVI SOLUTIONS INC., a Delaware corporation, as Borrower, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.
STATEMENT OF PURPOSE
WHEREAS, the Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend, certain credit facilities to the Borrower.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:
“2023 Convertible Notes” means those certain 1.75% Convertible Notes due 2023, issued by the Borrower under that certain Indenture, dated as of May 29, 2018, between the Borrower and U.S. Bank National Association, as trustee.
“2024 Convertible Notes” means those certain 1.00% Senior Convertible Notes due 2024, issued by the Borrower under that certain Indenture, dated as of March 3, 2017, between the Borrower and Wells Fargo Bank, National Association, as trustee.
“Account” has the meaning assigned thereto in the UCC.
“Acquired EBITDA” means, with respect to any Person or business acquired pursuant to an Acquisition for any period, the amount for such period of Consolidated EBITDA of any such Person or business so acquired (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Person or business), as calculated by the Borrower in good faith and which shall be factually supported by historical financial statements; provided, that, notwithstanding the foregoing to the contrary, in determining Acquired EBITDA for any Person or business that does not have historical financial accounting periods which coincide with that of the financial accounting periods of the Borrower and its Subsidiaries (a) references to Reference Period in any applicable definitions shall be deemed to mean the same relevant period as the applicable period of determination for the Borrower and its Subsidiaries and (b) to the extent the commencement of any such Reference Period shall occur during a fiscal quarter of such acquired Person or business (such that only a portion of such fiscal quarter shall be included in such Reference Period), Acquired EBITDA for the portion of such fiscal quarter so included in such Reference Period shall be deemed to be an amount equal to (x) Acquired EBITDA otherwise attributable to the entire fiscal quarter (determined in a manner consistent with the terms set forth above) multiplied by (y) a fraction, the numerator of which shall be the number of months of such fiscal quarter included in the relevant Reference Period and the denominator of which shall be actual months in such fiscal quarter.
“Acquisition” means any acquisition, or any series of related acquisitions, consummated on or after the date of this Agreement, by which any Credit Party or any of its Subsidiaries (a) acquires any business or all or substantially all of the assets of any Person, or business unit, line of business or division thereof, whether through purchase of assets, exchange, issuance of stock or other equity or debt securities, merger, reorganization, amalgamation, division or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of members of the board of directors or the equivalent governing body (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 11.6.
“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 12.1(c).
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Parties” has the meaning assigned thereto in Section 12.1(e).
“Agreement” means this Credit Agreement.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.
“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Secured Leverage Ratio:

Pricing Level	Consolidated Secured Leverage Ratio	Commitment Fee	LIBOR +	Base Rate +
I	Less than 1.00 to 1.00	0.30%	1.75%	0.75%
II	Greater than or equal to 1.00 to 1.00, but less than 1.50 to 1.00	0.35%	2.00%	1.00%
III	Greater than or equal to 1.50 to 1.00, but less than 2.00 to 1.00	0.35%	2.25%	1.25%
IV	Greater than or equal to 2.00 to 1.00	0.40%	2.50%	1.50%

The Applicable Margin shall be determined and adjusted quarterly on the date five (5) Business Days after the day on which the Borrower provides a Compliance Certificate pursuant to Section 8.2(a) for the most recently completed fiscal quarter of the Borrower (each such date, a “Calculation Date”); provided that (a) the Applicable Margin shall be based on Pricing Level I until the first Calculation Date occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Consolidated Secured Leverage Ratio as of the last day of the most recently completed fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide a Compliance Certificate when due as required by Section 8.2(a) for the most recently completed fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from the date on which such Compliance Certificate was required to have been delivered shall be based on Pricing Level IV until such time as such Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Consolidated Secured Leverage Ratio as of the last day of the most recently completed fiscal quarter of the Borrower preceding such Calculation Date. The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Pricing Level shall be applicable to all Extensions of Credit then existing or subsequently made or issued.
Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 8.1 or 8.2(a) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any Revolving Credit Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall promptly (and in any case within five (5) Business Days) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Secured Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall promptly (and in any case within five (5) Business Days) and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 5.4. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 5.1(b) and 10.2 nor any of their other rights under this Agreement or any other Loan Document. The Borrower’s obligations under this paragraph shall survive the termination of the Revolving Credit Commitments and the repayment of all other Obligations hereunder.
The Applicable Margins set forth above shall be increased as, and to the extent, required by Section 5.13.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc. and BNP Paribas Securities Corp., each in its capacity as a joint lead arranger and joint bookrunner.
“Asset Disposition” means the sale, transfer, license, lease or other disposition of any Property (including any sale and leaseback transaction, division, merger or disposition of Equity Interests), whether in a single transaction or a series of related transactions, by any Credit Party or any Subsidiary thereof, and any issuance of Equity Interests by any Subsidiary of the Borrower to any Person that is not a Credit Party or any Subsidiary thereof; provided that none of (w) the issuance or sale of any Permitted Convertible Indebtedness by the Borrower, (x) the sale of any Permitted Warrant Transaction by the Borrower, (y) the purchase of any Permitted Bond Hedge Transaction nor (z) the performance by the Borrower of its obligations under the 2023 Convertible Notes, the 2024 Convertible Notes, any Permitted Convertible Indebtedness, any Permitted Warrant Transaction or any Permitted Bond Hedge Transaction, shall constitute an “Asset Disposition”.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.9), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date of determination, in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.
“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) LIBOR for an Interest Period of one month plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR (provided that (x) clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable and (y) in no event shall the Base Rate be less than 1.75%).
“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 0.75%, the Benchmark Replacement will be deemed to be 0.75% for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; and
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:
(a)a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;
(b)a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 5.8(c) and (b) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 5.8(c).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 CFR § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” means Viavi Solutions Inc., a Delaware corporation.
“Borrower Materials” has the meaning assigned thereto in Section 8.2.
“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day (other than a Saturday, Sunday or legal holiday) on which banks in Charlotte, North Carolina, Santa Clara, California and New York, New York, are open for the conduct of their commercial banking business and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a London Banking Day.
“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.
“Capital Lease Obligations” of any Person means, subject to Section 1.3(b), the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Collateralize” means, to deposit in a Controlled Account or to pledge and deposit with, or deliver to the Administrative Agent, or directly to the applicable Issuing Lender (with notice thereof to the Administrative Agent), for the benefit of one or more of the Issuing Lenders, the Swingline Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations or Swingline Loans, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Lender and the Swingline Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent, such Issuing Lender and the Swingline Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency), (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and having a long-term debt rating of “A” or better by S&P or “A2” or better from Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency), (d) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (c) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency), and (e) solely with respect to any Subsidiary domiciled outside the United States, substantially equivalent investments to those outlined in clauses (a) through (d) above which are reasonably comparable in tenor and credit quality (taking into account the jurisdiction where such Subsidiary conducts business) and customarily used in the ordinary course of business by similar companies for cash management purposes in any jurisdiction in which such Person conducts business (it being understood that such investments may be denominated in the currency of any jurisdiction in which such Person conducts business).
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables and purchasing cards), electronic funds transfer and other cash management arrangements.
“CFC” means a Foreign Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code and any Subsidiary owned directly or indirectly by such Foreign Subsidiary.
“CFC Holdco” means (a) a Subsidiary substantially all the assets of which consist of Equity Interests in CFCs and/or Indebtedness or accounts receivable owed by CFCs or are treated as owed by any CFCs for U.S. federal income tax purposes and (b) a Subsidiary substantially all the assets of which consist of Equity Interests in Subsidiaries of the type referred to in the immediately preceding clause (a).

“Change in Control” means an event or series of events by which:
(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than thirty-five percent (35%) of the Equity Interests of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower; or
(b)there shall have occurred under any indenture or other instrument evidencing any Indebtedness with an outstanding principal amount in excess of $15,000,000, any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating the Borrower or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness provided for therein.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Closing Date” means the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.
“Collateral” means the collateral security for the Secured Obligations pledged or granted pursuant to the Security Documents.
“Collateral Agreement” means the collateral agreement of even date herewith executed by the Credit Parties in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, which shall be in form and substance acceptable to the Administrative Agent.
“Commitment Fee” has the meaning assigned thereto in Section 5.3(a).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form attached as Exhibit F.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries:
(a)Consolidated Net Income for such period plus
(b)the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income (other than as set forth in clause (b)(iv)(D)) for such period:
(i)    Consolidated Interest Expense;
(ii)    expense for Taxes measured by net income, profits or capital (or any similar measures), paid or accrued, including federal and state and local income Taxes, foreign income Taxes and franchise Taxes;
(iii)    depreciation, amortization and other non-cash charges or expenses (including any write-offs or write-downs, changes in fair value of contingent consideration liabilities and non-cash stock-based compensation related expense), excluding any non-cash charge or expense that represents an accrual for a cash expense to be taken in a future period and amortization of a prepaid cash item that was paid in a prior period;
(iv)    (A) extraordinary, unusual or non-recurring cash expenses, charges or losses, (B) expenses, charges or losses in connection with the undertaking of cost saving initiatives, operating improvements, business optimization initiatives and other similar initiatives, (C) restructuring and integration costs and charges, and (D) the amount of any “run rate” projected cost savings, operating expense reductions and synergies that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to be realizable within 18 months following any Acquisition, Investment, Asset Disposition, operating improvement, restructuring, cost savings initiative, business optimization initiatives and other similar initiatives that have been consummated during the applicable Reference Period (calculated on a Pro Forma Basis as though such synergies, expense reductions and cost savings had been realized on the first day of the period for which Consolidated EBITDA is being determined), in each case net of the amount of actual benefits realized during such period from such actions, as set forth in reasonable detail on a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent; provided that (x) the aggregate amount added pursuant to this clause (b)(iv) for any Reference Period shall in no event exceed 25% of Consolidated EBITDA for such period (calculated before giving effect to any such add-backs or additions pursuant to this clause (b)(iv)) and (y) no such amounts shall be added pursuant to this clause (b)(iv) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise;
(v)    net losses in the fair market value of non-speculative Hedge Agreements;
(vi)    cash expenses incurred in connection with Asset Dispositions outside of the ordinary course of business;

(vii)    any loss from Asset Dispositions outside the ordinary course of business.
(viii)    expenses, charges or losses covered by indemnification, insurance or other reimbursement obligations and actually reimbursed during such period;
(ix)    any net loss included in Consolidated Net Income that is attributable to non-controlling interests in any non-Wholly-Owned Subsidiary of the Borrower or any of its Subsidiaries and any joint venture owned by the Borrower or any of its Subsidiaries;
(x)    any costs or expense incurred by the Borrower or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement to the extent such costs or expenses are non-cash or are funded with cash proceeds contributed to the capital of the Borrower or the net cash proceeds from the issuance of Qualified Equity Interests; and
(xi)    any reasonable expenses or charges (other than depreciation or amortization expense) incurred and related to any equity offering, Restricted Payment, Investment, Acquisition, Asset Disposition, recapitalization or incurrence (or refinancing) of any Indebtedness, in each case that is permitted under this Agreement (whether or not successful) to the extent paid or incurred within 12 months of the completion or termination of any such transaction, including such fees, expenses or charges related to this Agreement and any amendment or other modification of this Agreement or other definitive document governing other Indebtedness otherwise permitted by this Agreement; minus
(c)the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period:
(i)    Federal, state, local and foreign income Tax credits of the Borrower and its Subsidiaries for such period (to the extent not netted from income Tax expense);
(ii)    any extraordinary, unusual or non-recurring gains;
(iii)    non-cash gains or non-cash items increasing Consolidated Net Income for such period;
(iv)    any cash expense or charge made during such period which represents the reversal of any non-cash charge or expense that was added in a prior period pursuant to clause (b)(iii) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred;
(v)    net gains in the fair market value of non-speculative Hedge Agreements;
(vi)    any gain from Asset Dispositions outside the ordinary course of business;
(vii)    any net gain included in Consolidated Net Income that is attributable to third party non-controlling interests (not owned by the Borrower or any of its Subsidiaries) in any non-Wholly-Owned Subsidiary of the Borrower or any of its Subsidiaries and any joint venture owned by the Borrower or any of its Subsidiaries; and

(viii)    interest income (including any net payments received by the Borrower and its Subsidiaries with respect to any Hedge Agreement);
provided, that, to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA foreign currency transaction and translation gains and losses and other exchange, transaction or performance losses resulting from any foreign currency hedging transactions or currency fluctuations.
For purposes of this Agreement, Consolidated EBITDA shall be calculated on a Pro Forma Basis.
“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, the sum, without duplication, of (a) the aggregate principal amount of indebtedness for borrowed money, including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person (including the 2023 Convertible Notes, the 2024 Convertible Notes and any other Permitted Convertible Indebtedness), (b) the aggregate principal amount of all purchase money Indebtedness, (c) all obligations to pay the deferred purchase price of property or services of any such Person (including all payment obligations under non-competition, earn-out or similar agreements, solely to the extent any such payment obligation under non-competition, earn-out or similar agreements is due and unpaid and has become a liability on the balance sheet of such Person in accordance with GAAP), except trade payables, other accrued expense liabilities and deferred compensation arising in the ordinary course of business, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person, (d) the Attributable Indebtedness of such Person with respect to such Person’s Capital Lease Obligations, (e) all drawn and unreimbursed obligations of any such Person relative to letters of credit, including any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person, (f) all obligations of any such Person in respect of Disqualified Equity Interests which shall be valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends that are past due, (g) all Guarantees of any such Person with respect to any of the foregoing and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person; provided that in no event shall Indebtedness giving rise to Escrowed Debt Proceeds (for so long as it constitutes Escrowed Debt Proceeds) constitute Consolidated Funded Indebtedness (and the cash proceeds thereof shall not constitute Unrestricted cash and Cash Equivalents).
“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recently completed Reference Period to (b) Consolidated Interest Expense paid or payable in cash for the most recently completed Reference Period.
“Consolidated Interest Expense” means, for any period, interest expense (including interest expense attributable to Capital Lease Obligations and all net payment obligations pursuant to Hedge Agreements in each case to the extent constituting interest expense in accordance with GAAP) for such period, determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP.
“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any Person in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or any of its Subsidiaries or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), and (c) the net income (or loss) of any Subsidiary that is not a Wholly-Owned Subsidiary to the extent such net income (or loss) is attributable to the minority interest in such Subsidiary.
“Consolidated Secured Indebtedness” means the aggregate amount of all Consolidated Funded Indebtedness that is secured by a Lien on any assets of the Borrower or any of its Subsidiaries.
“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Indebtedness on such date to (b) Consolidated EBITDA for the most recently completed Reference Period.
“Consolidated Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Indebtedness on such date minus up to $200,000,000 of Unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries then on hand (excluding the proceeds of Indebtedness incurred substantially concurrently with the determination of such amount) to (b) Consolidated EBITDA for the most recently completed Reference Period.
“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness on such date minus up to $200,000,000 of Unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries then on hand (excluding the proceeds of Indebtedness incurred substantially concurrently with the determination of such amount) to (b) Consolidated EBITDA for the most recently completed Reference Period.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Account” means each deposit account and securities account that is subject to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent and each of the applicable Issuing Lenders that is entitled to Cash Collateral hereunder at the time such control agreement is executed.
“Credit Facility” means, collectively, the Revolving Credit Facility, the Swingline Facility and the L/C Facility.
“Credit Parties” means, collectively, the Borrower and the Subsidiary Guarantors.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any of the events specified in Section 10.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 5.15(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans or participations in Letters of Credit or Swingline Loans required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.15(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swingline Lender and each Lender.
“Discretionary Guarantor” has the meaning assigned thereto in Section 5.16(a).
“Disposed EBITDA” means, with respect to any Person or business that is sold or disposed of in an Asset Disposition during any period, the amount for such period of Consolidated EBITDA of any such Person or business subject to such Asset Disposition (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Person or business), as calculated by the Borrower in good faith.
“Disqualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a)  mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, fundamental change, or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, fundamental change, or asset sale event shall be subject to the prior repayment in full in cash of the Loans and all other Secured Obligations (other than (i) contingent indemnification obligations not then due, (ii) obligations and liabilities under

Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements satisfactory to the applicable holders thereof shall have been made and (iii) Letters of Credit that have either been Cash Collateralized or as to which arrangements satisfactory to the applicable Issuing Lender have been made) and the termination of the Revolving Credit Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control, fundamental change, or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, fundamental change, or asset sale event shall be subject to the prior repayment in full in cash of the Loans and all other Secured Obligations (other than (i) contingent indemnification obligations not then due, (ii) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements satisfactory to the applicable holders thereof shall have been made and (iii) Letters of Credit that have either been Cash Collateralized or as to which arrangements satisfactory to the applicable Issuing Lender have been made) and the termination of the Revolving Credit Commitments), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into, or exchangeable for, Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is 91 days after the latest scheduled maturity date of the Loans and Revolving Credit Commitments; provided that if such Equity Interests are issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such officers or employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, retirement, severance, death or disability.
“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.
“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.
“Early Opt-in Election” means the occurrence of:
(a)(i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 5.8(c) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and
(b)(i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.9(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 12.9(b)(iii)).
“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding five (5) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliate.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, written demands, demand letters, written claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to public health or the environment.
“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of public health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.
“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing; provided that none of the 2023 Convertible Notes, the 2024 Convertible Notes, any Permitted Convertible Indebtedness, any other debt securities that are or by their terms may be convertible or exchangeable into or for Qualified Equity Interests (or into or for any combination cash and Qualified Equity Interests by reference to the price of such Qualified Equity Interests) nor any Permitted Warrant Transactions, in each case, shall constitute Equity Interests of the Borrower or any of its Subsidiaries prior to settlement, conversion, exchange or exercise thereof.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.
“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“Escrowed Debt” has the meaning assigned thereto to the definition of “Escrowed Debt Proceeds”.

“Escrowed Debt Proceeds” means, as of any date of determination, the proceeds from the offering of any debt securities or other Indebtedness of the Borrower and its Subsidiaries (“Escrowed Debt”) that has been issued for the purpose of, and prior to, funding all or a portion of the consideration (and related fees and expenses) for a Limited Condition Acquisition or the refinancing or prepayment of any Indebtedness and is (as of such date of determination) then being held in an escrow account with an independent escrow agent or subject to such other arrangement reasonably satisfactory to the Administrative Agent and pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon the consummation of such Limited Condition Acquisition or refinancing or prepayment of Indebtedness, as applicable, or, failing that, to prepay, repay or otherwise return such amounts to the holders of such Escrowed Debt. The term “Escrowed Debt Proceeds” shall include any interest earned on the amounts held in escrow.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.
“Eurodollar Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the FRB for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
“Event of Default” means any of the events specified in Section 10.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.
“Exchange Act” means the Securities Exchange Act of 1934 (15 U.S.C. § 77 et seq.).
“Excluded Subsidiary” means (a) each Immaterial Subsidiary, (b) each CFC, (c) each Subsidiary that is a direct or indirect Subsidiary of a CFC, (d) each CFC Holdco, (e) any Subsidiary (i) that is prohibited by Applicable Law or by any contractual obligation existing on the Closing Date or existing at the time of acquisition of such Subsidiary after the Closing Date (and not incurred in contemplation of such acquisition), in each case from Guaranteeing the Obligations, but only so long as such prohibition exists, (ii) that would require governmental (including regulatory) consent, approval, license or authorization to Guarantee the Obligations unless such consent, approval, license or authorization has been received or (iii) for which the providing of a Guarantee of the Secured Obligations would result in material adverse Tax consequences to the Borrower or its Subsidiaries, as reasonably determined by the Borrower and the Administrative Agent and (f) any other Subsidiary with respect to which the Administrative Agent and the Borrower mutually agree that the cost of providing a Guarantee would be excessive in relation to the benefit to be afforded thereby; provided that any Subsidiary described above shall be deemed not to be an Excluded Subsidiary if such Subsidiary is a Discretionary Guarantor.
“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party for or the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including under the keepwell provisions in the Guaranty Agreement). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Credit Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Credit Commitment (other than pursuant to an assignment request by the Borrower under Section 5.12(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.11, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.11(g) and (d) any United States federal withholding Taxes imposed under FATCA.
“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, and (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing such Sections of the Code.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letters” means (a) the separate fee letter agreement dated March 31, 2020 among the Borrower, Wells Fargo and Wells Fargo Securities, LLC, and (b) any letter between the Borrower and any Issuing Lender (other than Wells Fargo) relating to certain fees payable to such Issuing Lender in its capacity as such.
“First Tier Foreign Subsidiary” means any Foreign Subsidiary, the Equity Interests of which are owned directly by any Credit Party.
“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on the Saturday closest to June 30th of each calendar year.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender, other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (e) for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (whether in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in each case, in the ordinary course of business, or customary and reasonable indemnity obligations in connection with any disposition of assets permitted under this Agreement (other than any such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
“Guaranty Agreement” means, collectively, (a) the unconditional guaranty agreement of even date herewith executed by the Subsidiary Guarantors in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, and (b) each other unconditional guaranty agreement executed by any Subsidiary Guarantor in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, in each case which shall be in form and substance reasonably acceptable to the Administrative Agent.
“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to public health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed by a Governmental Authority to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, or (f) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement. Notwithstanding the foregoing, no Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall be considered a Hedge Agreement.
“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements,

(a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
“Immaterial Subsidiary” means, on any date, any direct or indirect Subsidiary of the Borrower that (a) together with its Subsidiaries, (i) contributed less than two and one-half percent (2.5%) of the total revenue of the Borrower and its Subsidiaries during the most recently completed Reference Period and (ii) as of the applicable date of determination, has assets that constitute less than two and one-half percent (2.5%) of the aggregate net book value of the Consolidated total assets of the Borrower and its Subsidiaries as of the last day of the most recently completed Reference Period prior to such date (each of which calculations, for any Immaterial Subsidiary organized or acquired since the end of such period or such date, as the case may be, shall be determined on a Pro Forma Basis as if such Subsidiary were in existence or acquired on such date), (b) does not own any other Subsidiaries (other than Excluded Subsidiaries) and (c) has been designated in writing as an “Immaterial Subsidiary” by the Borrower to the Administrative Agent (other than any such Subsidiary as to which the Borrower has revoked such designation by written notice to the Administrative Agent); provided that if either (i) the total assets of all Immaterial Subsidiaries, taken as a whole, as of the last day of the most recently completed Reference Period prior to such date, is greater than five percent (5%) of the aggregate net book value of the Consolidated total assets of the Borrower and its Subsidiaries on such date or (ii) the total revenue of the Immaterial Subsidiaries, taken as a whole, for the most recently completed Reference Period is greater than five percent (5%) of the total revenue of the Borrower and its Subsidiaries for such period, then the Borrower shall designate in writing and cause one or more Immaterial Subsidiaries to become Subsidiary Guarantors and comply with the requirements of Section 8.13 until the total assets and total revenue of the Immaterial Subsidiaries, taken as a whole, constitutes less than such amounts set forth in clauses (i) and (ii). Notwithstanding the foregoing, in no event shall any Subsidiary be designated as an Immaterial Subsidiary if it (x) is an obligor or guarantor of any Junior Indebtedness or (y) owns the Equity Interests of a Subsidiary that is not an Immaterial Subsidiary.
“Increase Effective Date” has the meaning assigned thereto in Section 5.13(c).
“Incremental Amendment” has the meaning assigned thereto in Section 5.13(f).
“Incremental Facilities Limit” means, with respect to any proposed incurrence of additional Indebtedness under Section 5.13, an amount equal to the sum of (a) the sum of (i) $200,000,000, plus (ii) the aggregate principal amount of any voluntary prepayments of Incremental Term Loans and the aggregate amount of all permanent optional reductions in the Revolving Credit Commitment, in each case prior to the date of such incurrence (except, in each case, to the extent such prepayment or commitment reduction was financed with the proceeds of Indebtedness that, in accordance with GAAP constitutes (or when incurred, constituted) a long-term liability), less (iii) the total aggregate initial principal amount (as of the date of incurrence thereof) of all Incremental Increases previously incurred under this clause (a), plus (b) the amount of additional Indebtedness that would not cause the Consolidated Secured Net Leverage Ratio to exceed 1.50 to 1.00, calculated as of the most recently completed Reference Period prior to the incurrence of such additional Indebtedness (or in the case of any additional Indebtedness, the proceeds of which will finance a substantially concurrent Limited Condition Acquisition, the date determined pursuant to Section 1.10), calculated on a Pro Forma Basis after giving effect to the incurrence of such additional Indebtedness and any Permitted Acquisition (including any Limited Condition Acquisition) to be consummated using the proceeds of such additional Indebtedness and assuming that proposed Incremental Term Loan and/or

Incremental Revolving Credit Facility Increase is fully drawn at such time. The Borrower may elect to use clause (a) or clause (b) above in its sole discretion, and unless the Borrower otherwise notifies the Administrative Agent, if all or any portion of any Incremental Increases would be permitted under clause (a) and clause (b) above on the applicable date of incurrence, such Incremental Increase (or the relevant portion thereof) shall be deemed to have been incurred in reliance on clause (b) above prior to the utilization of any amount available under clause (a) above.
“Incremental Increase” has the meaning assigned thereto in Section 5.13(a).
“Incremental Lender” has the meaning assigned thereto in Section 5.13(b).
“Incremental Revolving Credit Facility Increase” has the meaning assigned thereto in Section 5.13(a).
“Incremental Term Loan” has the meaning assigned thereto in Section 5.13(a).
“Incremental Term Loan Commitment” has the meaning assigned thereto in Section 5.13(a).
“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:
(a)all liabilities, obligations and indebtedness of such Person for borrowed money, including obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, of such Person;
(b)all obligations of such Person to pay the deferred purchase price of property or services of such Person (including all payment obligations under non-competition, earn-out or similar agreements, solely to the extent any such payment obligation under non-competition, earn-out or similar agreements is due and unpaid and has become a liability on the balance sheet of such Person in accordance with GAAP), except (i) trade payables and other accrued expense liabilities arising in the ordinary course of business, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person and (ii) deferred compensation payable to directors, officers and employees of the Borrower or any Subsidiary incurred in the ordinary course of business;
(c)the Attributable Indebtedness of such Person with respect to such Person’s Capital Lease Obligations;
(d)all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);
(e)all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)all obligations, contingent or otherwise, of such Person relative to the face amount of letters of credit, whether or not drawn, including any Reimbursement Obligation, and banker’s acceptances issued for the account of such Person;

(g)all obligations of such Person in respect of Disqualified Equity Interests;
(h)all net obligations of such Person under any Hedge Agreements; and
(i)all Guarantees of such Person with respect to any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. In respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, if such Indebtedness shall not have been assumed by such Person or is limited in recourse to the assets securing such Lien, the amount of such Indebtedness as of any date of determination will be the lesser of (x) the fair market value of such assets as of such date (as determined in good faith by the Borrower) and (y) the amount of such Indebtedness as of such date. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The amount of obligations in respect of any Disqualified Equity Interests shall be valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends that are past due.
Notwithstanding the foregoing, (i) the obligations of the Borrower under any Permitted Warrant Transaction shall not constitute Indebtedness so long as the terms of such Permitted Warrant Transaction provide for “net share settlement” (or substantially equivalent term) as the default “settlement method” (or substantially equivalent term) thereunder, and (ii) Indebtedness shall not include (x) deferred or prepaid revenues or (y) obligations under or in respect of Permitted Factoring Transactions. For purposes hereof, the amount of the 2023 Convertible Notes, the 2024 Convertible Notes and any Permitted Convertible Indebtedness shall be the aggregate stated principal amount thereof without giving effect to any obligation to pay cash or deliver shares with value in excess of such principal amount, and without giving effect to any integration thereof with any Permitted Bond Hedge Transaction pursuant to U.S. Treasury Regulation § 1.1275-6.
“Indemnified Party” has the meaning assigned thereto in Section 12.3(b).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Information” has the meaning assigned thereto in Section 12.10.
“Insurance and Condemnation Event” means the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.
“Intellectual Property” means, collectively, with respect to the Borrower and its Subsidiaries, all rights, priorities and privileges relating to owned intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including (a) copyrights, patents, patent applications, trademarks, service marks, trade names, trade secrets, know-how and all rights thereunder or in respect thereof, (b) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past, present and future infringements of any of the foregoing and (c) all rights corresponding to any of the foregoing, excluding in each case of clauses (a), (b) and (c), any such rights, priorities or privileges arising from licenses of intellectual property to or from the Credit Parties to their respective Subsidiaries.
“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one (1), three (3), or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:
(a)the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
(b)if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(c)any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(d)no Interest Period shall extend beyond the Revolving Credit Maturity Date; and
(e)there shall be no more than eight (8) Interest Periods in effect at any time (or such greater number as agreed to by the Administrative Agent).
“Investment” means, with respect to any Person, that such Person (a) purchases, owns, invests in or otherwise acquires (in one transaction or a series of transactions), by division or otherwise, directly or indirectly, any Equity Interests, interests in any partnership or joint venture (including the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, (b) makes any Acquisition or (c) makes or holds, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any Person. For purposes of covenant compliance, the amount of any Investment shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).
“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).
“IRS” means the United States Internal Revenue Service.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Issuing Lender” means with respect to Letters of Credit issued hereunder on or after the Closing Date, (i) Wells Fargo and (ii) any other Revolving Credit Lender to the extent it has agreed in its sole discretion to act as an “Issuing Lender” hereunder and that has been approved in writing by the Borrower and the Administrative Agent (such approval by the Administrative Agent not to be unreasonably delayed or withheld) as an “Issuing Lender” hereunder, in each case in its capacity as issuer of any Letter of Credit; provided that the total number of Issuing Lenders shall not exceed three (3).
“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit I thereto or such other form as may be approved by the Administrative Agent and the Borrower.
“Junior Indebtedness” means, with respect to the Borrower and its Subsidiaries, any (a) Subordinated Indebtedness, (b) Indebtedness for borrowed money secured by Liens that are junior to the Liens securing the Secured Obligations and (c) unsecured Indebtedness with an aggregate outstanding principal amount in excess of $15,000,000, including, without limitation, the 2023 Convertible Notes and the 2024 Convertible Notes; provided that any unsecured intercompany Indebtedness permitted hereunder shall not constitute Junior Indebtedness.
“L/C Commitment” means, as to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit for the account of the Borrower or one or more of its Subsidiaries from time to time in an aggregate amount equal to (a) for Wells Fargo, $40,000,000, and (b) for any other Issuing Lender becoming an Issuing Lender after the Closing Date, such amount as separately agreed to in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution), in each case of clauses (a) and (b) above, any such amount may be changed after the Closing Date in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution); provided that the L/C Commitment with respect to any Person that ceases to be an Issuing Lender for any reason pursuant to the terms hereof shall be $0 (subject to the Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof).
“L/C Facility” means the letter of credit facility established pursuant to Article III.
“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.
“L/C Participants” means, with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the applicable Issuing Lender.
“L/C Sublimit” means the lesser of (a) $40,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.
“LCA Test Date” has the meaning assigned thereto in Section 1.10(a).
“Lender” means the Persons listed on Schedule 1.1 and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption or pursuant to Section 5.13, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit, which office may, to the extent the applicable Lender notifies the Administrative Agent in writing, include an office of any Affiliate of such Lender or any domestic or foreign branch of such Lender or Affiliate.

“Letter of Credit Application” means an application requesting the applicable Issuing Lender to issue a Letter of Credit in the form specified by the applicable Issuing Lender from time to time.
“Letter of Credit Documents” means with respect to any Letter of Credit, such Letter of Credit, the Letter of Credit Application, a letter of credit agreement or reimbursement agreement and any other document, agreement and instrument required by the applicable Issuing Lender and relating to such Letter of Credit, in each case in the form specified by the applicable Issuing Lender from time to time.
“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1.
“LIBOR” means, subject to the implementation of a Benchmark Replacement in accordance with Section 5.8(c),
(a)for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period. If, for any reason, such rate is not so published then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period, and
(b)for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) as published by ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day. If, for any reason, such rate is not so published then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.
Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.
Notwithstanding the foregoing, (x) in no event shall LIBOR (including any Benchmark Replacement with respect thereto) be less than 0.75% and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 5.8(c), in the event that a Benchmark Replacement with respect to LIBOR is implemented then all references herein to LIBOR shall be deemed references to such Benchmark Replacement.
“LIBOR Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 5.1(a).
“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement relating to such asset.
“Limited Condition Acquisition” means any Acquisition that is permitted hereunder and is not conditioned on the availability of, or on obtaining, third-party financing.
“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Documents, the Security Documents, the Guaranty Agreements, each Joinder Agreement, the Fee Letters, each Notice of Additional Guarantor and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Secured Hedge Agreement and any Secured Cash Management Agreement).
“Loans” means the collective reference to the Revolving Credit Loans, the Swingline Loans and, except where the context otherwise requires, each Incremental Term Loan, and “Loan” means any of such Loans.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Material Adverse Effect” means, with respect to the Borrower and its Subsidiaries, a material adverse change in, or material adverse effect on (a) the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Credit Parties, taken as a whole, to perform their obligations under the Loan Documents to which they are a party, (c) the rights and remedies, taken as a whole, of the Administrative Agent or any Lender under any Loan Document or (d) the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the Issuing Lenders with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 10.2(b), an amount equal to 103% of the aggregate outstanding amount of all L/C Obligations and (c) otherwise, an amount determined by the Administrative Agent and each of the applicable Issuing Lenders that is entitled to Cash Collateral hereunder at such time in their sole discretion.
“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding five (5) years, or to which any Credit Party or any ERISA Affiliate has any liability (contingent or otherwise).
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.2 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Subsidiary Guarantor.
“Non-Wholly-Owned Subsidiary” means any Subsidiary of the Borrower that is not Wholly-Owned.
“Notes” means the collective reference to the Revolving Credit Notes and the Swingline Note.
“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).
“Notice of Additional Guarantor” means a notice of additional guarantor substantially in the form attached as Exhibit J.
“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).
“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.
“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).
“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties to the Lenders, the Issuing Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. For the avoidance of doubt, any obligation under any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction shall not constitute Obligations.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.12).
“Participant” has the meaning assigned thereto in Section 12.9(d).
“Participant Register” has the meaning assigned thereto in Section 12.9(d).
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate, (b) has at any time within the preceding five (5) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliates or (c) any Credit Party or any ERISA Affiliate has any liability (contingent or otherwise).
“Permitted Acquisition” means any Acquisition that meets all of the following requirements, which in the case of a Limited Condition Acquisition shall be subject to Section 1.10:
(a)no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith;
(b)in the case of a merger with, or purchase or other acquisition of the Equity Interests of another Person, the board of directors (or equivalent governing body) of the respective Person or business to be acquired shall have approved such Acquisition and such Acquisition shall not be in connection with a “hostile takeover” or proxy fight or similar transaction;
(c)the Person or business to be acquired shall be in a line of business permitted pursuant to Section 9.11 or, in the case of an Acquisition of assets, the assets acquired are useful in the business of the Borrower and its Subsidiaries as conducted immediately prior to such Acquisition or permitted pursuant to Section 9.11;

(d)if such Acquisition is a merger or consolidation, the Borrower or a Subsidiary of the Borrower shall be the surviving Person, and such surviving Person shall become, if required, a Subsidiary Guarantor in accordance with Section 8.13 (within the periods contemplated thereby), and no Change in Control shall have been effected thereby;
(e)for any Acquisition (or series of related Acquisitions) with Permitted Acquisition Consideration in excess of $50,000,000 in the aggregate, the Borrower shall have given to the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed to by the Administrative Agent) prior written notice of such Acquisition, which notice shall describe in reasonable detail the principal terms and conditions of such Acquisition and the proposed closing date thereof;
(f)immediately after giving effect to such Acquisition and any Indebtedness incurred in connection therewith, (i) the Borrower shall be in compliance on a Pro Forma Basis (based on the financial statements for the most recently completed Reference Period) with each financial covenant contained in Section 9.12 and (ii) to the extent that any Person acquired in such Acquisition does not become a Subsidiary Guarantor or any Property acquired in such Acquisition is not acquired by a Credit Party, (A) the Consolidated Total Net Leverage Ratio on a Pro Forma Basis (based on the financial statements for the most recently completed Reference Period) shall not exceed 3.75 to 1.00 and (B) the sum of Unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries plus availability under the Revolving Credit Facility on such date shall be at least $200,000,000 (which availability shall be included solely to the extent that the Borrower would be in compliance on a Pro Forma Basis at such time with the financial covenant contained in Section 9.12(a) after giving effect to the drawing of Revolving Credit Loans under such availability);
(g)if the Permitted Acquisition Consideration for any such Acquisition (or series of related Acquisitions) exceeds $50,000,000 in the aggregate, no later than two (2) Business Days prior to the proposed closing date of such Acquisition (or such shorter period as may be agreed to by the Administrative Agent), the Borrower shall have delivered to the Administrative Agent a Compliance Certificate demonstrating compliance with the requirements of clause (f) above; and
(h)for any Acquisition (or series of related Acquisitions) with Permitted Acquisition Consideration in excess of $50,000,000 in the aggregate, the Borrower shall have delivered to the Administrative Agent on or prior to the proposed closing date of such Acquisition a certificate of a Responsible Officer certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such Acquisition, or are expected to be satisfied within the time periods required under Section 8.13, as applicable.
“Permitted Acquisition Consideration” means the aggregate amount of the purchase price, including, but not limited to, any assumed debt, earn-outs (to the extent such earn-out is subject to a contingency, such earn-out shall be valued at the amount of reserves, if any, required under GAAP at the date of such acquisition), deferred payments, or Equity Interests of the Borrower, to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable documentation executed by the Borrower or any of its Subsidiaries in order to consummate the applicable Permitted Acquisition.
“Permitted Bond Hedge Transaction” means any bond hedge, call or capped call option (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower) purchased by the Borrower in connection with the issuance of any Permitted Convertible Indebtedness and settled in common stock of the Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Borrower; provided that the purchase of any such Permitted Bond Hedge Transaction is made with, and the purchase price thereof less the proceeds received from the Borrower from the sale of any substantially concurrently executed Permitted Warrant Transaction, does not exceed, the net proceeds received by the Borrower in connection with the issuance of any Permitted Convertible Indebtedness; provided, further that the other terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the Borrower in good faith).
“Permitted Convertible Indebtedness” means (a) unsecured Indebtedness of any of the Credit Parties or their respective Subsidiaries that (i) as of the date of issuance thereof contains customary conversion or exchange rights and customary offer to repurchase rights for transactions of such type (in each case, as determined by the Borrower in good faith) and (ii) is convertible into, or exchangeable for, shares of common stock of the Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Borrower and (b) any guarantee by any Credit Party of Indebtedness of the Borrower described in clause (a); provided that that such Indebtedness is permitted to be incurred under Section 9.1(b) or (i).
“Permitted Factoring Transaction” means customary factoring, invoice discounting, supply chain finance arrangements or similar arrangements in the ordinary course of business and consistent with industry practice involving the sale of Subject Receivables to a counterparty pursuant to an accelerated payment program established by a customer of the Borrower or a Subsidiary that is not entered into as part of an accounts receivable securitization transaction or any revolving credit or term loan financing transaction and that provides for payment to the Borrower or one of its Subsidiaries on account of such Subject Receivables prior to the date that such Subject Receivables would otherwise be due; provided that the portion of the purchase price with respect to any Subject Receivable that must be paid in cash shall not be less than 98% (or such lesser percentage as the Administrative Agent may reasonably determine) of the original invoiced amount of such Subject Receivable.
“Permitted Liens” means the Liens permitted pursuant to Section 9.2.
“Permitted Refinancing Indebtedness” means any Indebtedness (the “Refinancing Indebtedness”), the proceeds of which are used to refinance, refund, renew, extend or replace outstanding Indebtedness (such outstanding Indebtedness, the “Refinanced Indebtedness”); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness (including any unused commitments thereunder) is not greater than the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness at the time of such refinancing, refunding, renewal, extension or replacement, except by an amount equal to any original issue discount thereon and the amount of unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, extension or replacement, and by an amount equal to any existing commitments thereunder that have not been utilized at the time of such refinancing, refunding, renewal, extension or replacement, except that, in the case of the 2023 Convertible Notes, the 2024 Convertible Notes or any other unsecured Indebtedness, the principal amount of any Refinanced Indebtedness in respect thereof may be increased to the extent the provisions of Section 9.1(i) are satisfied in connection with the incurrence thereof; (b) the final stated maturity and Weighted Average Life to Maturity of such Refinancing Indebtedness shall not be prior to or shorter than that applicable to the Refinanced Indebtedness and such Refinancing Indebtedness does not require any scheduled payment of principal, mandatory repayment, redemption or repurchase that is more favorable to the holders of the Refinancing Indebtedness than the corresponding terms (if any) of the Refinanced Indebtedness (including by virtue of such Refinancing Indebtedness participating on a greater basis in any mandatory repayment, redemption or repurchase as compared to the Refinanced Indebtedness, but excluding (i) any scheduled payment of principal, mandatory repayment, redemption or repurchase occurring on or after the date that is 91 days after the latest scheduled maturity date of the Loans and Revolving Credit Commitments and (ii) any market terms and conditions customary for Indebtedness of the type being incurred pursuant to such Refinancing Indebtedness as of the time of incurrence of such Indebtedness, which (other than pricing, fees, rate floors, premiums and optional prepayment or redemption provisions) terms and conditions (taken as a whole) are not materially more restrictive on the Borrower and its Subsidiaries than the terms and conditions of this Agreement (taken as a whole), in each case as determined in good faith by the Borrower); (c) such Refinancing Indebtedness shall not be secured by (i) Liens on assets other than assets securing the Refinanced Indebtedness at the time of such refinancing, refunding, renewal, extension or replacement or (ii) Liens having a higher priority than the Liens, if any, securing the Refinanced Indebtedness at the time of such refinancing, refunding, renewal, extension or replacement; (d) such Refinancing Indebtedness shall not be guaranteed by or otherwise recourse to any Person other than the Person(s) to whom the Refinanced Indebtedness is recourse or by whom it is guaranteed, in each case as of the time of such refinancing, refunding, renewal, extension or replacement; (e) to the extent such Refinanced Indebtedness is subordinated in right of payment to the Obligations (or the Liens securing such Indebtedness were originally contractually subordinated to the Liens securing the Collateral pursuant to the Security Documents), such refinancing, refunding, renewal, extension or replacement is subordinated in right of payment to the Obligations (or the Liens securing such Indebtedness shall be subordinated to the Liens securing the Collateral pursuant to the Security Documents) on terms at least as favorable to the Lenders as those contained in the documentation governing such Refinanced Indebtedness or otherwise reasonably acceptable to the Administrative Agent; (f) the covenants with respect to such Refinancing Indebtedness, when taken as a whole, are not materially more restrictive to the Borrower and its Subsidiaries than those in the Refinanced Indebtedness (taken as a whole), other than those provisions that are applicable only after the then latest scheduled maturity date of the Loans and Revolving Credit Commitments, in each case as determined by the Borrower in good faith; and (g) no Default or Event of Default shall have occurred and be continuing at the time of, or would result from, such refinancing, refunding, renewal, extension or replacement; provided, further that, (x) if any Refinancing Indebtedness is issued for the purpose of repurchasing Refinanced Indebtedness consisting of the 2023 Convertible Notes, the 2024 Convertible Notes or any Permitted Convertible Indebtedness and the Borrower has made a public announcement of its intention to repurchase the 2023 Convertible Notes, the 2024 Convertible Notes or such Permitted Convertible Indebtedness, as applicable, with the proceeds thereof, then solely during the fifteen (15) day period following the issuance of such Refinancing Indebtedness, the applicable Refinanced Indebtedness shall not be deemed to be outstanding Indebtedness for purposes of clause (a) above, Section 9.1, Consolidated Funded Indebtedness or Consolidated Secured Indebtedness, and (y) following the termination of such fifteen (15)-day period, any principal amount of such Refinanced Indebtedness that remains outstanding shall only be permitted under this Agreement if the Borrower is permitted to incur such remaining outstanding principal amount under Section 9.1(i) at such time. For the avoidance of doubt, (i) Permitted Convertible Indebtedness that meets the foregoing requirements may also constitute Permitted Refinancing Indebtedness and (ii) for purposes of determining whether Permitted Convertible Indebtedness meets the foregoing requirements, (A) neither any settlement upon conversion of such Permitted Convertible Indebtedness (whether in cash, stock or other property) nor any required redemption or repurchase thereof upon a “fundamental change” (customarily defined for such Permitted Convertible Indebtedness) shall disqualify such Permitted Convertible Indebtedness from constituting Permitted Refinancing Indebtedness, and (B) such Permitted Convertible Indebtedness may be guaranteed by any Credit Party (notwithstanding clause (d) of this definition).

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower) sold by the Borrower substantially concurrently with any purchase by the Borrower of a Permitted Bond Hedge Transaction and settled in common stock of the Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Borrower; provided that the terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the Borrower in good faith).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Pro Forma Basis” means:
(a)for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that (i) such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement, (ii) there shall be included in determining Consolidated EBITDA for such period, without duplication, the Acquired EBITDA of any Person or business, or attributable to any property or asset, acquired by the Borrower or any Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) in connection with a Permitted Acquisition to the extent not subsequently sold, transferred, abandoned or otherwise disposed of by the Borrower or such Subsidiary during such period, based on the actual Acquired EBITDA of such acquired entity or business for such period (including the portion thereof occurring prior to such acquisition), (iii) there shall be excluded in determining Consolidated EBITDA for such period, without duplication, the Disposed EBITDA of any Person or business, or attributable to any property or asset, disposed of by the Borrower or any Subsidiary during such period in connection with an Asset Disposition or discontinuation of operations, based on the Disposed EBITDA of such disposed entity or business or discontinued operations for such period (including the portion thereof occurring prior to such disposition or discontinuation) and (iv) Consolidated EBITDA shall be calculated after giving effect to any pro forma adjustments arising out of events which are directly attributable to such Specified Transaction or Specified Transactions that are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act and as certified by a Responsible Officer of such Borrower; provided that the foregoing amounts shall be without duplication of any adjustments that are already included in the calculation of Consolidated EBITDA; and
(b)in the event that the Borrower or any Subsidiary thereof incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness included in the calculations of any financial ratio or test (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Reference Period or (ii) subsequent to the end of the applicable Reference Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the first day of the applicable Reference Period and any such Indebtedness that is incurred (including by assumption or guarantee) that has a floating or formula rate of interest shall have an implied rate of interest for the applicable period determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as of the relevant date of determination.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Equity Interests.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lenders” has the meaning assigned thereto in Section 8.2.
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.
“Reference Period” means, as of any date of determination, the period of four (4) consecutive fiscal quarters ended on or immediately prior to such date for which financial statements of the Borrower and its Subsidiaries have been delivered to the Administrative Agent hereunder.
“Register” has the meaning assigned thereto in Section 12.9(c).
“Reimbursement Obligation” means the obligation of the Borrower to reimburse any Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Removal Effective Date” has the meaning assigned thereto in Section 11.6(b).
“Required Lenders” means, at any time, Lenders having Total Credit Exposure representing more than fifty percent (50%) of the Total Credit Exposure of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Required Revolving Credit Lenders” means, at any time, Revolving Credit Lenders having unused Revolving Credit Commitments and Revolving Credit Exposure representing more than fifty percent (50%) of the aggregate unused Revolving Credit Commitments and Revolving Credit Exposure of all Revolving

Credit Lenders. The unused Revolving Credit Commitment of, and Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be disregarded in determining Required Revolving Credit Lenders at any time.
“Resignation Effective Date” has the meaning assigned thereto in Section 11.6(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, as to any Person, the chief executive officer, president, senior vice president, chief financial officer, chief accounting officer, controller, treasurer or assistant treasurer, secretary or assistant secretary of such Person or any other officer of such Person designated in writing by the Borrower or such Person and reasonably acceptable to the Administrative Agent; provided that, to the extent requested thereby, the Administrative Agent shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
“Restricted Payment” means any dividend on, or the making of any payment or other distribution on account of, or the purchase, redemption, retirement or other acquisition (directly or indirectly) of, or the setting apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Equity Interests of any Credit Party or any Subsidiary thereof, or the making of any distribution of cash, property or assets to the holders of any Equity Interests of any Credit Party or any Subsidiary thereof on account of such Equity Interests. For the avoidance of doubt, the payment of interest or other amounts on (and including the settlement of any conversions of) the 2023 Convertible Notes, the 2024 Convertible Notes and any Permitted Convertible Indebtedness shall not constitute a “Restricted Payment”.
“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to, and to purchase participations in L/C Obligations and Swingline Loans for the account of, the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including Section 5.13) and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including Section 5.13). The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders on the Closing Date shall be $300,000,000. The Revolving Credit Commitment of each Revolving Credit Lender on the Closing Date is set forth opposite the name of such Lender on Schedule 1.1.
“Revolving Credit Commitment Percentage” means, with respect to any Revolving Credit Lender at any time, the percentage of the total Revolving Credit Commitments of all the Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Revolving Credit Commitment Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments. The Revolving Credit Commitment Percentage of each Revolving Credit Lender on the Closing Date is set forth opposite the name of such Lender on Schedule 1.1.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swingline Loans at such time.
“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II (including any increase in such revolving credit facility pursuant to Section 5.13).
“Revolving Credit Lenders” means, collectively, all of the Lenders with a Revolving Credit Commitment or if the Revolving Credit Commitment has been terminated, all Lenders having Revolving Credit Exposure.
“Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.
“Revolving Credit Maturity Date” means the earliest to occur of (a) March 1, 2023, (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5, and (c) the date of termination of the Revolving Credit Commitment pursuant to Section 10.2(a).
“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit A-1, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“S&P” means Standard & Poor’s Rating Service, a division of S&P Global Inc. and any successor thereto.
“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Syria and Crimea).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person 50% or more owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Extensions of Credit will be used, or (c) from which repayment of the Extensions of Credit will be derived.
“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Cash Management Agreement” means (a) any Cash Management Agreement in effect on the Closing Date between or among any Credit Party or any of its Subsidiaries and a counterparty that is (i) a Lender, (ii) the Administrative Agent or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined as of the Closing Date or (b) any Cash Management Agreement entered into after the Closing Date between or among any Credit Party or any of its Subsidiaries and a counterparty that is (i) a Lender, (ii) the Administrative Agent or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined at the time such Cash Management Agreement is entered into.
“Secured Cash Management Obligations” means all existing or future payment and other obligations owing by any Credit Party or any of its Subsidiaries under any Secured Cash Management Agreement.
“Secured Hedge Agreement” means (a) any Hedge Agreement in effect on the Closing Date between or among any Credit Party or any of its Subsidiaries and a counterparty that is (i) a Lender, (ii) the Administrative Agent or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined as of the Closing Date or (b) any Hedge Agreement entered into after the Closing Date between or among any Credit Party or any of its Subsidiaries and a counterparty that is (i) a Lender, (ii) the Administrative Agent or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined at the time such Hedge Agreement is entered into.
“Secured Hedge Obligations” means all existing or future payment and other obligations owing by any Credit Party or any of its Subsidiaries under any Secured Hedge Agreement; provided that the “Secured Hedge Obligations” of a Credit Party shall exclude (a) any Excluded Swap Obligations with respect to such Credit Party and (b) any Permitted Bond Hedge Transaction.
“Secured Obligations” means, collectively, (a) the Obligations, (b) any Secured Hedge Obligations and (c) any Secured Cash Management Obligations.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, the holders of any Secured Hedge Obligations, the holders of any Secured Cash Management Obligations, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5, any other holder from time to time of any Secured Obligations and, in each case, their respective successors and permitted assigns.
“Securities Act” means the Securities Act of 1933 (15 U.S.C. § 77 et seq.).
“Security Documents” means the collective reference to the Collateral Agreement and each other agreement or writing pursuant to which any Credit Party pledges or grants a security interest in any Property or assets securing the Secured Obligations.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Transactions” means (a) any Asset Disposition, (b) any Permitted Acquisition, and (c) the Transactions.
“Subject Receivable” means an Account owing to the Borrower or any of its Subsidiaries with respect to goods sold or services rendered by the Borrower or such Subsidiary in the ordinary course of business, as the case may be, including (a) all security interests or Liens and property subject to such security interests or Liens securing or purporting to secure payment of such Account and all Supporting Obligations relating solely to such Account, (b) tax refunds and proceeds of insurance, other agreements or arrangements of whatever character supporting or securing the payment of such Account, (c) all rights and causes of action of the Borrower or such Subsidiary against the applicable account debtors of such Account and (d) all books, records and other information related to such Account or the applicable account debtor.
“Subordinated Indebtedness” means the collective reference to any Indebtedness incurred by the Borrower or any of its Subsidiaries that is subordinated in right and time of payment to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.
“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.
“Subsidiary Guarantors” means, collectively, (a) the Subsidiaries of the Borrower listed on Schedule 7.1 that are identified as a “Subsidiary Guarantor” and (b) each other Wholly-Owned Subsidiary of the Borrower and each Discretionary Guarantor, in each case that shall have executed and delivered, a guaranty or guaranty supplement pursuant to Section 8.13 or otherwise. For the avoidance of doubt, the Subsidiary Guarantors shall not include any Excluded Subsidiaries that are not Discretionary Guarantors.
“Supporting Obligations” has the meaning assigned thereto in the UCC.

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act. Notwithstanding the foregoing, no Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall be considered a Swap Obligation.
“Swingline Commitment” means the lesser of (a) $30,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.
“Swingline Facility” means the swingline facility established pursuant to Section 2.2.
“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.
“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.
“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Swingline Participation Amount” has the meaning assigned thereto in Section 2.2(b)(iii).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of the Credit Parties in an aggregate amount in excess of the Threshold Amount: (a) a “Reportable Event” described in Section 4043 of ERISA, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status with the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Section 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.
“Threshold Amount” means $20,000,000.
“Total Credit Exposure” means, as to any Lender at any time, the unused Revolving Credit Commitments, Revolving Credit Exposure and, if applicable, outstanding Incremental Term Loans of such Lender at such time.
“Trade Date” has the meaning assigned thereto in Section 12.9(b)(i)(B).
“Transactions” means, collectively, (a) the initial Extensions of Credit, and (b) the payment of all fees, expenses and costs incurred in connection with the foregoing.
“UCC” means the Uniform Commercial Code as in effect in the State of New York.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“United States” means the United States of America.
“Unrestricted” means, when referring to cash and Cash Equivalents of the Borrower and its Subsidiaries, that such cash and Cash Equivalents (a) do not appear or would not be required to appear as “restricted” on the financial statements of the Borrower or any such Subsidiary (unless related to the Loan Documents or the Liens created thereunder), (b) are not subject to a Lien in favor of any Person other than the Administrative Agent under the Loan Documents and Liens constituting Permitted Liens in favor of any depository bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account, (c) are assets of the Borrower or a Subsidiary, and (d) are not otherwise unavailable to the Borrower or such Subsidiary. For the avoidance of doubt, no cash being held in escrow which constitutes Escrowed Debt Proceeds shall, at any time prior to the release thereof from escrow, be Unrestricted.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 5.11(g).
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness, in each case of clauses (a) and (b), without giving effect to the application of any prior prepayment to such installment, sinking fund, serial maturity or other required payment of principal.
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.
“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).
“Withholding Agent” means any Credit Party and the Administrative Agent.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2    Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.
Section 1.3    Accounting Terms.
(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(a), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. For the avoidance of doubt, and without limitation of the foregoing, the 2023 Convertible Notes, the 2024 Convertible Notes and Permitted Convertible Indebtedness shall at all times prior to the repurchase, conversion or payment thereof be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares and/or cash deliverable upon conversion thereof.
(b)    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capital Lease Obligations in the financial statements.
Section 1.4    UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
Section 1.5    Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.6    References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including Anti-Corruption Laws, Anti-Money Laundering Laws, the Bankruptcy Code, the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act, the UCC, the Investment Company Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
Section 1.7    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

Section 1.8    Earn-Outs. Unless otherwise specified, the amount of any earn-out or similar obligation shall be the amount of such obligation as reflected on the balance sheet of such Person in accordance with GAAP.
Section 1.9    Covenant Compliance Generally. For purposes of determining compliance under Sections 9.1, 9.2, 9.3, 9.5 and 9.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent annual financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 8.1(a) or Section 6.1(e), as applicable. Notwithstanding the foregoing, for purposes of determining compliance with Sections 9.1, 9.2 and 9.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.9 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.
Section 1.10    Limited Condition Acquisitions. In the event that the Borrower notifies the Administrative Agent in writing that any proposed Acquisition is a Limited Condition Acquisition and that the Borrower wishes to test the conditions to such Acquisition and any Indebtedness (other than Revolving Credit Loans) that is to be used to finance such Acquisition in accordance with this Section 1.10, then, so long as agreed to by the lenders providing such Indebtedness, the following provisions shall apply:
(a)    any condition to such Limited Condition Acquisition or such Indebtedness that requires that no Default or Event of Default shall have occurred and be continuing at the time of such Limited Condition Acquisition or the incurrence of such Indebtedness, shall be satisfied if (i) no Default or Event of Default shall have occurred and be continuing at the time of the execution of the definitive agreement governing such Limited Condition Acquisition (the “LCA Test Date”) and (ii) no Event of Default under any of Section 10.1(a), 10.1(b), 10.1(h) or 10.1(i) shall have occurred and be continuing both immediately before and immediately after giving effect to such Limited Condition Acquisition and any Indebtedness incurred in connection therewith (including any such additional Indebtedness);
(b)    any condition to such Limited Condition Acquisition or such Indebtedness that the representations and warranties in this Agreement and the other Loan Documents shall be true and correct at the time of consummation of such Limited Condition Acquisition or the incurrence of such Indebtedness shall be deemed satisfied if (i) all representations and warranties in this Agreement and the other Loan Documents are true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) as of the LCA Test Date, or if such representation speaks as of an earlier date, as of such earlier date and (ii) as of the date of consummation of such Limited Condition Acquisition, (A) the representations and warranties under the relevant definitive agreement governing such Limited Condition Acquisition as are material to the lenders providing such Indebtedness shall be true and correct, but only to the extent that the Borrower or its applicable Subsidiary has the right to terminate its obligations under such agreement or otherwise decline to close such Limited Condition Acquisition as a result of a breach of such representations and warranties or the failure of those representations and warranties to be true and correct and (B) certain of the representations and warranties in this Agreement and the other Loan Documents which are customary for similar “funds certain” financings and required by the lenders providing such Indebtedness shall be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects);

(c)    any financial ratio test or condition to be tested in connection with such Limited Condition Acquisition and the availability of such Indebtedness will be tested as of the LCA Test Date, in each case, after giving effect to the relevant Limited Condition Acquisition and related incurrence of Indebtedness, on a Pro Forma Basis where applicable and assuming that all commitments with respect to such Indebtedness are fully funded, and, for the avoidance of doubt, (i) such ratios and baskets shall not be tested at the time of consummation of such Limited Condition Acquisition and (ii) if any of such ratios are exceeded or conditions are not met following the LCA Test Date, but prior to the closing of such Limited Condition Acquisition, as a result of fluctuations in such ratio or amount (including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Acquisition), at or prior to the consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded and such conditions will not be deemed unmet as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken;
(d)    except as provided in the next sentence, in connection with any subsequent calculation of any ratio or basket on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated and the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have been consummated; provided that any calculation of any such ratio or basket under Section 9.6 and Section 9.9 shall be calculated (i) on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have been consummated and (ii) assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated. Notwithstanding the foregoing, any calculation of a ratio in connection with determining the Applicable Margin and determining whether or not the Borrower is in compliance with the financial covenants set forth in Section 9.12 shall, in each case be calculated assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated.
The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Condition Acquisitions such that each of the possible scenarios is separately tested.
Section 1.11    Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBOR” or with respect to any rate that is an alternative or replacement for or successor to any such rate (including, without limitation, any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.
Section 1.12    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II
REVOLVING CREDIT FACILITY

Section 2.1    Revolving Credit Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Revolving Credit Lender severally agrees to make Revolving Credit Loans in Dollars to the Borrower from time to time from the Closing Date to, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (b) the Revolving Credit Exposure of any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.
Section 2.2    Swingline Loans.
(a)    Availability. Subject to the terms and conditions of this Agreement and the other Loan Documents and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Swingline Lender may, in its sole discretion, make Swingline Loans in Dollars to the Borrower from time to time from the Closing Date to, but not including, the Revolving Credit Maturity Date; provided, that (i) after giving effect to any amount requested, the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (ii) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested) shall not exceed the Swingline Commitment.
(b)    Refunding.
(i)    The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), by written notice given no later than 10:00 a.m. on any Business Day request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan as a Base Rate Loan in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate amount of the Swingline Loans outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 noon on the day specified in such notice. The proceeds of such Revolving Credit Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Swingline Loans. No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.
(ii)    The Borrower shall pay to the Swingline Lender on demand, and in any event on the Revolving Credit Maturity Date, in immediately available funds the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower irrevocably authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages.
(iii)    If for any reason any Swingline Loan cannot be refinanced with a Revolving Credit Loan pursuant to Section 2.2(b)(i), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.2(b)(i), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Swingline Loans then outstanding. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its Swingline Participation Amount. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Revolving Credit Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Credit Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Credit Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
(iv)    Each Revolving Credit Lender’s obligation to make the Revolving Credit Loans referred to in Section 2.2(b)(i) and to purchase participating interests pursuant to Section 2.2(b)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VI, (C) any adverse change in the condition (financial or otherwise) of the Borrower, (D) any breach of this Agreement or any other Loan Document by the Borrower, any other Credit Party or any other Revolving Credit Lender or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(v)    If any Revolving Credit Lender fails to make available to the Administrative Agent, for the account of the Swingline Lender, any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.2(b) by the time specified in Section 2.2(b)(i) or 2.2(b)(iii), as applicable, the Swingline Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Federal Funds Rate, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving

Credit Lender’s Revolving Credit Loan or Swingline Participation Amount, as the case may be. A certificate of the Swingline Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (v) shall be conclusive absent manifest error.
(c)    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 5.14 and Section 5.15.
Section 2.3    Procedure for Advances of Revolving Credit Loans and Swingline Loans.
(a)    Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 10:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or, in each case, the remaining amount of the Revolving Credit Commitment or the Swingline Commitment, as applicable), (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether such Revolving Credit Loan is to be a LIBOR Rate Loan or a Base Rate Loan, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. If the Borrower fails to specify a type of Loan in a Notice of Borrowing, then the applicable Loans shall be made as Base Rate Loans. If the Borrower requests a borrowing of LIBOR Rate Loans in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. A Notice of Borrowing received after 10:00 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.
(b)    Disbursement of Revolving Credit and Swingline Loans. Not later than 12:00 noon on the proposed borrowing date, (i) each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).
Section 2.4    Repayment and Prepayment of Revolving Credit and Swingline Loans.

(a)    Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all outstanding Revolving Credit Loans in full on the Revolving Credit Maturity Date, and (ii) all outstanding Swingline Loans in accordance with Section 2.2(b) (but, in any event, no later than the Revolving Credit Maturity Date), together, in each case, with all accrued but unpaid interest thereon.
(b)    Mandatory Prepayments. If at any time (including after giving effect to any reduction pursuant to Section 2.5) the Revolving Credit Outstandings exceed the Revolving Credit Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 10.2(b)).
(c)    Optional Prepayments. The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, without premium or penalty, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 10:00 a.m. (or such later time as approved by the Administrative Agent) (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days (or such later time as approved by the Administrative Agent) before each LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $2,000,000 or a whole multiple of $500,000 in excess thereof with respect to LIBOR Rate Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 10:00 a.m. shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).
(d)    Limitation on Prepayment of LIBOR Rate Loans. The Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
(e)    Hedge Agreements. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Hedge Agreement entered into with respect to the Loans.
Section 2.5    Permanent Reduction of the Revolving Credit Commitment.

(a)    Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior irrevocable written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $1,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination. Notwithstanding the foregoing, any notice to reduce the Revolving Credit Commitment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).
(b)    Corresponding Payment. In the event, and to the extent, that any permanent reduction permitted pursuant to this Section would cause the Revolving Credit Outstandings to exceed the Revolving Credit Commitments as so reduced, such reduction shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced, and if the aggregate amount of all outstanding Letters of Credit exceeds the Revolving Credit Commitment as so reduced, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to such excess. Such Cash Collateral shall be applied in accordance with Section 10.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all L/C Obligations or other arrangements satisfactory to the respective Issuing Lenders) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
Section 2.6    Termination of Revolving Credit Facility. The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.
ARTICLE III
LETTER OF CREDIT FACILITY
Section 3.1    L/C Facility.
(a)    Availability. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue standby Letters of Credit in an aggregate amount not to exceed its L/C Commitment for the account of the Borrower or, subject to Section 3.10, any Subsidiary thereof. Letters of Credit may be issued on any Business Day from the Closing Date to, but not including the tenth (10th) Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (i) the aggregate amount of the outstanding Letters of Credit issued by such Issuing Lender would exceed its L/C Commitment, (ii) the L/C Obligations would exceed the L/C Sublimit or (iii) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment. Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments.
(b)    Terms of Letters of Credit. Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $200,000 (or such lesser amount as agreed to by the applicable Issuing Lender and the Administrative Agent), (ii) expire on a date no more than twelve (12) months after the date of issuance or last renewal or extension of such Letter of Credit (subject to automatic renewal or extension for additional one (1) year periods (but not to a date later than the date set forth below) pursuant to the terms of the Letter of Credit Documents or other documentation acceptable to the applicable Issuing Lender), which date shall be no later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date, and (iii) unless otherwise expressly agreed by the applicable Issuing Lender and the Borrower when a Letter of Credit is issued by it, be subject to the ISP, as set forth in the Letter of Credit Documents or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any Applicable Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to letters of credit generally or such Letter of Credit in particular any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuing Lender as of the Closing Date and that such Issuing Lender in good faith deems material to it, (B) the conditions set forth in Section 6.2 are not satisfied, (C) the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally, (D) the proceeds of which would be made available to any Person (x) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (y) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (E) any Revolving Credit Lender is at that time a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 5.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.
(c)    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Section 5.14 and Section 5.15.
Section 3.2    Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that any Issuing Lender issue, amend, renew or extend a Letter of Credit by delivering to such Issuing Lender at its applicable office (with a copy to the Administrative Agent at the Administrative Agent’s Office) a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other Letter of Credit Documents and information as such Issuing Lender or the Administrative Agent may request, not later than 10:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and such Issuing Lender may agree in their sole discretion) prior to the proposed date of issuance, amendment, renewal or extension, as the case may be. Such notice shall specify (a) the requested date of issuance, amendment, renewal or extension (which shall be a Business Day),

(b) the date on which such Letter of Credit is to expire (which shall comply with Section 3.1(b)), (c) the amount of such Letter of Credit, (d) the name and address of the beneficiary thereof, (e) the purpose and nature of such Letter of Credit and (f) such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. Upon receipt of any Letter of Credit Application, the applicable Issuing Lender shall, process such Letter of Credit Application and the certificates, documents and other Letter of Credit Documents and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI, promptly issue, amend, renew or extend the Letter of Credit requested thereby (subject to the timing requirements set forth in this Section 3.2) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower. Additionally, the Borrower shall furnish to the applicable Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, renewal or extension, including any Letter of Credit Documents, as the applicable Issuing Lender or the Administrative Agent may require. The applicable Issuing Lender shall promptly furnish to the Borrower and the Administrative Agent a copy of such Letter of Credit and the related Letter of Credit Documents and the Administrative Agent shall promptly notify each Revolving Credit Lender of the issuance and upon request by any Revolving Credit Lender, furnish to such Revolving Credit Lender a copy of such Letter of Credit and the amount of such Revolving Credit Lender’s participation therein.
Section 3.3    Commissions and Other Charges.
(a)    Letter of Credit Commissions. Subject to Section 5.15(a)(iii)(B), the Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the daily amount available to be drawn under such standby Letters of Credit times the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined, in each case, on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter (commencing with the first such date to occur after the issuance of such Letter of Credit), on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3 in accordance with their respective Revolving Credit Commitment Percentages.
(b)    Issuance Fee. In addition to the foregoing commission, the Borrower shall pay directly to the applicable Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit issued by such Issuing Lender in such amount as agreed upon between such Issuing Lender and the Borrower. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing June 30, 2020, on the Revolving Credit Maturity Date and thereafter on demand of the applicable Issuing Lender.
(c)    Other Fees, Costs, Charges and Expenses. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary fees, costs, charges and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by it. Such customary fees, costs, charges and expenses are due and payable on demand and are non-refundable.
Section 3.4    L/C Participations.
(a)    Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.
(b)    Upon becoming aware of any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, issued by it, such Issuing Lender shall notify the Administrative Agent of such unreimbursed amount and the Administrative Agent shall notify each L/C Participant (with a copy to the applicable Issuing Lender) of the amount and due date of such required payment and such L/C Participant shall pay to the Administrative Agent (which, in turn shall pay such Issuing Lender) the amount specified on the applicable due date. If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Administrative Agent, which in turn shall pay such Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360, plus any administrative, processing or similar fees customarily charged by such Issuing Lender in connection with the foregoing. A certificate of such Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to such Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 12:00 noon on any Business Day, such payment shall be due that Business Day, and (B) after 12:00 noon on any Business Day, such payment shall be due on the following Business Day.
(c)    Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit issued by it and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Administrative Agent or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent, which shall in turn pay to such Issuing Lender, the portion thereof previously distributed by such Issuing Lender to it.
(d)    Each L/C Participant’s obligation to make the Revolving Credit Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(a) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VI, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Credit Party or any other Revolving Credit Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
Section 3.5    Reimbursement. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, the applicable Issuing Lender by paying to the Administrative Agent the amount of such drawing not later than 11:00 a.m. on (i) the Business Day that the Borrower receives notice of such drawing, if such notice is received by the Borrower prior to 9:00 a.m., or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, for the amount of (x) such draft so paid and (y) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment. Unless the Borrower shall immediately notify the Administrative Agent and such Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan as a Base Rate Loan on the applicable repayment date in the amount (without regard to the minimum and multiples specified in Section 2.3(a)) of (i) such draft so paid and (ii) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment, and the Revolving Credit Lenders shall make a Revolving Credit Loan as a Base Rate Loan in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and such fees and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse such Issuing Lender for any draft paid under a Letter of Credit issued by it is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Section 2.3(a) or Article VI. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse such Issuing Lender as provided above, or if the amount of such drawing is not fully refunded through a Base Rate Loan as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until paid in full.
Section 3.6    Obligations Absolute.
(a)    The Borrower’s obligations under this Article III (including the Reimbursement Obligation) shall be absolute, unconditional and irrevocable under any and all circumstances whatsoever, and shall be performed strictly in accordance with the terms of this Agreement, and irrespective of:
(i)    any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Document or this Agreement, or any term or provision therein or herein;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have or have had against the applicable Issuing Lender or any beneficiary of a Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or
(v)    any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.
(b)    The Borrower also agrees that the applicable Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The applicable Issuing Lender, the L/C Participants and their respective Related Parties shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination.
(c)    In furtherance of the foregoing and without limiting the generality thereof, the parties agree that (i) with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, (ii) an Issuing Lender may act upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that such Issuing Lender in good faith believes to have been given by a Person authorized to give such instruction or request and (iii) an Issuing Lender may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation. The responsibility of any Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.

Section 3.7    Effect of Letter of Credit Documents. To the extent that any provision of any Letter of Credit Document related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.
Section 3.8    Resignation of Issuing Lenders.
(a)    Any Issuing Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase the outstanding Letter of Credit.
(b)    Any resigning Issuing Lender shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as an Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Revolving Credit Lenders to take such actions as are required under Section 3.4). Without limiting the foregoing, upon the resignation of a Lender as an Issuing Lender hereunder, the Borrower may, or at the request of such resigned Issuing Lender the Borrower shall, use commercially reasonable efforts to, arrange for one or more of the other Issuing Lenders to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such resigned Issuing Lender and outstanding at the time of such resignation, or make other arrangements satisfactory to the resigned Issuing Lender to effectively cause another Issuing Lender to assume the obligations of the resigned Issuing Lender with respect to any such Letters of Credit.
Section 3.9    Reporting of Letter of Credit Information and L/C Commitment. At any time that there is an Issuing Lender that is not also the financial institution acting as Administrative Agent, then (a) no later than the fifth Business Day following the last day of each calendar month, (b) on each date that a Letter of Credit is amended, terminated or otherwise expires, (c) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (d) upon the request of the Administrative Agent, each Issuing Lender (or, in the case of clauses (b), (c) or (d) of this Section, the applicable Issuing Lender) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such Issuing Lender) with respect to each Letter of Credit issued by such Issuing Lender that is outstanding hereunder. In addition, each Issuing Lender shall provide notice to the Administrative Agent of its L/C Commitment, or any change thereto, promptly upon it becoming an Issuing Lender or making any change to its L/C Commitment. No failure on the part of any Issuing Lender to provide such information pursuant to this Section 3.9 shall limit the obligations of the Borrower or any Revolving Credit Lender hereunder with respect to its reimbursement and participation obligations hereunder.
Section 3.10    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Lender (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (a) shall be obligated to reimburse, or to cause the applicable Subsidiary to reimburse, the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Borrower and (b) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
Section 3.11    Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Documents therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Documents and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).
ARTICLE IV
[RESERVED]
ARTICLE V
GENERAL LOAN PROVISIONS
Section 5.1    Interest.
(a)    Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, (i) Revolving Credit Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement) and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2.
(b)    Default Rate. Subject to Section 10.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 10.1(a), (b), (h) or (i), or (ii) at the election of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), upon the occurrence and during the continuance of any other Event of Default, (A) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (B) all outstanding Base Rate Loans and any Reimbursement Obligations shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans hereunder and (C) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.
(c)    Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing June 30, 2020; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-

day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).
(d)    Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.
Section 5.2    Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $2,000,000 or any whole multiple of $500,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 10:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. If the Borrower fails to give a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any LIBOR Rate Loan, then the applicable LIBOR Rate Loan shall be converted to a Base Rate Loan. Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loan. If the Borrower requests a conversion to, or continuation of, LIBOR Rate Loans, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a LIBOR Rate Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.
Section 5.3    Fees.
(a)    Commitment Fee. Commencing on the Closing Date, subject to Section 5.15(a)(iii)(A), the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the applicable amount for Commitment Fees as set forth in the definition of “Applicable Margin,” on the average daily unused portion of the Revolving Credit Commitment of the Revolving Credit Lenders (other than the Defaulting Lenders, if any); provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating the Commitment Fee. The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing June 30, 2020 and ending on the date upon which all Secured Obligations (other than (i) contingent indemnification obligations not then due and (ii) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements satisfactory to the applicable holders thereof shall have been made) arising under the Revolving Credit Facility shall have been irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized or as to which arrangements satisfactory to the applicable Issuing Lender have been made) and the Revolving Credit Commitment has been terminated. The Commitment Fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with such Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages.
(b)    Other Fees. The Borrower shall pay to Wells Fargo Securities, LLC and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in their Fee Letter. The Borrower shall pay to the Lenders, without duplication, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.
Section 5.4    Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 12:00 noon on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever. Any payment received after such time but before 1:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 1:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Revolving Credit Commitment Percentage in respect of the Revolving Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of any Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of such Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11 or 12.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to the definition of Interest Period, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 5.15(a)(ii).
Section 5.5    Evidence of Indebtedness.
(a)    Extensions of Credit. The Extensions of Credit made by each Lender and each Issuing Lender shall be evidenced by one or more accounts or records maintained by such Lender or such Issuing Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender or the applicable Issuing Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders or such Issuing Lender to the Borrower and its Subsidiaries and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender or any Issuing Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
(b)    Participations. In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
Section 5.6    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 12.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(ii)    the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 5.14 or (C) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).
Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

Section 5.7    Administrative Agent’s Clawback.
(a)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (i) in the case of Base Rate Loans, not later than 11:00 a.m. on the date of any proposed borrowing and (ii) otherwise, prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.3(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(b)    Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Issuing Lenders or the Swingline Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Issuing Lenders or the Swingline Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, the Issuing Lenders or the Swingline Lender, as the case maybe, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, Issuing Lender or the Swingline Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(c)    Nature of Obligations of Lenders. The obligations of the Lenders under this Agreement to make the Loans, to issue or participate in Letters of Credit and to make payments under this Section, Section 5.11(e), Section 12.3(c) or Section 12.7, as applicable, are several and are not joint or joint and several. The failure of any Lender to make available its Revolving Credit Commitment Percentage or other applicable percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Revolving Credit Commitment Percentage or other applicable percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Revolving Credit Commitment Percentage or other applicable percentage of such Loan available on the borrowing date.
Section 5.8    Changed Circumstances.

(a)    Circumstances Affecting LIBOR Rate Availability. Subject to clause (c) below, in connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 5.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.
(b)    Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans, and the right of the Borrower to convert any Loan to a LIBOR Rate Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.
(c)    Effect of Benchmark Transition Event.
(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 5.8(c) will occur prior to the applicable Benchmark Transition Start Date.

(ii)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 5.8(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 5.8(c).
(iv)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a LIBOR Rate Loan of, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of the Base Rate based upon LIBOR will not be used in any determination of the Base Rate.
(d)    Illegality. If, in any applicable jurisdiction, the Administrative Agent, any Issuing Lender or any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, any Issuing Lender or any Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Extension of Credit, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Borrower, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such Extension of Credit shall be suspended, and to the extent required by Applicable Law, cancelled. Upon receipt of such notice, the Credit Parties shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Borrower or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by Applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.
Section 5.9    Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding therefrom any loss of anticipated profits) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow or continue a LIBOR Rate Loan or convert to a LIBOR Rate Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Revolving Credit Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. All of the obligations of the Credit Parties under this Section 5.9 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments, the termination or expiration of the Letters of Credit, the termination of this Agreement, and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 5.10    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or any Issuing Lender;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender, any Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Lender or other Recipient, the Borrower shall promptly pay to any such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any Lending Office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender, or an Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or an Issuing Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or such Issuing Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Survival. All of the obligations of the Credit Parties under this Section 5.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments, the termination or expiration of the Letters of Credit, the termination of this Agreement and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 5.11    Taxes.
(a)    Defined Terms. For purposes of this Section 5.11, the term “Lender” includes any Issuing Lender and the term “Applicable Law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 5.11, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.11(g)(ii)(A), (B) and (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.11 (including by the payment of additional amounts pursuant to this Section 5.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 5.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments, the termination or expiration of the Letters of Credit, the termination of this Agreement and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 5.12    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 5.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 5.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 5.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.10 or Section 5.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.9;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with Applicable Law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)    Selection of Lending Office. Subject to Section 5.12(a), each Lender may make any Loan to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligations of the Borrower to repay the Loan in accordance with the terms of this Agreement or otherwise alter the rights of the parties hereto.
Section 5.13    Incremental Increases.
(a)    Request for Incremental Increase. At any time after the Closing Date, upon written notice to the Administrative Agent, the Borrower may, from time to time, request (i) one or more incremental term loan commitments (an “Incremental Term Loan Commitment”) to make one or more term loans, including a borrowing of a term loan the principal amount of which will be added to the outstanding principal amount of any existing tranche of Incremental Term Loans with the latest scheduled maturity date (any such term loan, an “Incremental Term Loan”) and/or (ii) one or more increases in the Revolving Credit Commitments (each, a “Incremental Revolving Credit Facility Increase” and, together with the Incremental Term Loan Commitments and Incremental Term Loans, the “Incremental Increases”); provided that (A) the aggregate initial principal amount of such requested Incremental Increase shall not exceed the Incremental Facilities Limit, (B) any such Incremental Increase shall be in a minimum amount of $25,000,000 (or such lesser amount as agreed to by the Administrative Agent) or, if less, the remaining amount of the Incremental Facilities Limit, (C) no Lender will be required or otherwise obligated to provide any portion of such Incremental Increase and (D) no more than five (5) Incremental Increases shall be permitted to be requested during the term of this Agreement.
(b)    Incremental Lenders. Each notice from the Borrower pursuant to this Section 5.13 shall set forth the requested amount and proposed terms of the relevant Incremental Increase. Incremental Increases may be provided by any existing Lender or by any other Persons (each such Lender or other Person, an “Incremental Lender”); provided that the Administrative Agent, each Issuing Lender and/or the Swingline Lender, as applicable, shall have consented (not to be unreasonably withheld or delayed) to such Incremental Lender’s providing such Incremental Increases to the extent any such consent would be required under Section 12.9(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Incremental Lender. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each proposed Incremental Lender is requested to respond, which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the proposed Incremental Lenders (or such shorter period as agreed to by the Administrative Agent). Each proposed Incremental Lender may elect or decline, in its sole discretion, and shall notify the Administrative Agent within such time period whether it agrees, to provide an Incremental Increase and, if so, whether by an amount equal to, greater than or less than requested. Any Person not responding within such time period shall be deemed to have declined to provide an Incremental Increase.
(c)    Increase Effective Date and Allocations. The Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Increase (limited in the case of the Incremental Lenders to their own respective allocations thereof). The Administrative Agent shall promptly notify the Borrower and the Incremental Lenders of the final allocation of such Incremental Increases and the Increase Effective Date.
(d)    Terms of Incremental Increases. The terms of each Incremental Increase (which shall be set forth in the relevant Incremental Amendment) shall be determined by the Borrower and the applicable Incremental Lenders; provided that:
(i)    in the case of each Incremental Term Loan:

(A)    such Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Incremental Lenders making such Incremental Term Loan and the Borrower, but in any event, the maturity of any such Incremental Term Loan shall not be earlier than the Revolving Credit Maturity Date;
(B)    the interest rate margins, amortization schedule and mandatory prepayments applicable to any Incremental Term Loan shall be determined by the Borrower and the Incremental Lenders providing such Incremental Term Loan;
(C)    any mandatory prepayments of any Incremental Term Loan shall be made on a pro rata basis with all then existing Incremental Term Loans, except that the Borrower and the Incremental Lenders in respect of such Incremental Term Loan may, in their sole discretion, elect to prepay or receive, as applicable, any prepayments on a less than pro rata basis (but not on a greater than pro rata basis); and
(D)    the other terms and documentation in respect of any Incremental Term Loans, to the extent not consistent with the Revolving Credit Facility, shall be determined by the Borrower and the Incremental Lenders providing such Incremental Term Loans (but in any case, will be no more restrictive, taken as a whole, on the Borrower and its Subsidiaries than the terms of the then-existing Loan Documents);
(ii)    in the case of each Incremental Revolving Credit Facility Increase:
(A)    each Incremental Revolving Credit Facility Increase shall have the same terms, including maturity, interest rate margins, unused fees and upfront fees, as the Revolving Credit Facility; and
(B)    the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of Swingline Loans and L/C Obligations will be reallocated by the Administrative Agent on the applicable Increase Effective Date among the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Facility Increase) in accordance with their revised Revolving Credit Commitment Percentages (and the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Facility Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 5.9 in connection with such reallocation as if such reallocation were a repayment); and
(iii)    each Incremental Increase shall constitute Obligations of the Borrower and will be guaranteed by the Subsidiary Guarantors and secured on a pari passu basis with the other Secured Obligations.
(e)    Conditions to Effectiveness of Incremental Increases. Any Incremental Increase shall become effective as of such Increase Effective Date and shall be subject to the following conditions precedent, which, in the case of an Incremental Term Loan incurred solely to finance a substantially concurrent Limited Condition Acquisition, shall be subject to Section 1.10:
(i)    no Default or Event of Default shall exist on such Increase Effective Date immediately prior to or after giving effect to (A) such Incremental Increase or (B) the making of the initial Extensions of Credit pursuant thereto;

(ii)    all of the representations and warranties set forth in Article VII shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) as of such Increase Effective Date, or if such representation speaks as of an earlier date, as of such earlier date;
(iii)    the Administrative Agent shall have received from the Borrower, a Compliance Certificate demonstrating that the Borrower is in compliance with the financial covenants set forth in Section 9.12, in each case based on the financial statements for the most recently completed Reference Period, after giving effect on a Pro Forma Basis to the incurrence of any such Incremental Increase (and assuming that any such Incremental Term Loan and any such Incremental Revolving Credit Facility Increase is fully drawn) and any Permitted Acquisition, refinancing of Indebtedness or other event consummated in connection therewith giving rise to a Pro Forma Basis adjustment;
(iv)    the Credit Parties shall have executed an Incremental Amendment in form and substance reasonably acceptable to the Borrower and the applicable Incremental Lenders; and
(v)    the Administrative Agent shall have received from the Borrower, any customary legal opinions or other documents (including a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Incremental Increase), and other instruments and documents of the type required by Section 6.1, to the extent reasonably requested by Administrative Agent in connection with such Incremental Increase.
(f)    Incremental Amendments. Each such Incremental Increase shall be effected pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Credit Parties, the Administrative Agent and the applicable Incremental Lenders, which Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 5.13. This Section 5.13 shall supersede any provisions in Section 12.2 to the contrary.
(g)    Use of Proceeds. The proceeds of any Incremental Increase may be used by the Borrower and its Subsidiaries for working capital and other general corporate purposes, including the financing of Permitted Acquisitions and other Investments permitted hereunder, the making of any Restricted Payments permitted hereunder and any other use not prohibited by this Agreement.
Section 5.14    Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, any Issuing Lender (with a copy to the Administrative Agent) or the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of such Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 5.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(a)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each Issuing Lender and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, each Issuing Lender and the Swingline Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)    Application. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under this Section 5.14 or Section 5.15 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of any Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 5.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Lenders and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 5.15, the Person providing Cash Collateral, the Issuing Lenders and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
Section 5.15    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders” or “Required Revolving Credit Lenders” and Section 12.2.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lenders and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 5.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 5.14; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments giving effect to Section 5.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.14.
(C)    With respect to any Commitment Fee or Letter of Credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each applicable Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 12.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 5.14.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Issuing Lenders and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Credit Commitments under the Revolving Credit Facility (without giving effect to Section 5.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section 5.16    Discretionary Guarantors. At any time after the Closing Date, the Borrower may request to add a Wholly-Owned Subsidiary that is an Excluded Subsidiary as a Subsidiary Guarantor, subject to satisfaction of the following requirements (any such Subsidiary satisfying the requirements of this Section 5.16 and becoming a Subsidiary Guarantor, a “Discretionary Guarantor”):
(a)    the Borrower shall provide a Notice of Additional Guarantor to the Administrative Agent of its request to add any Excluded Subsidiary as a Discretionary Guarantor at least thirty (30) days (or such shorter period as the Administrative Agent may agree in sole discretion) prior to the date of such Subsidiary becoming a Discretionary Guarantor;
(b)    with respect to any Foreign Subsidiary proposed to become a Discretionary Guarantor, the Administrative Agent’s prior written consent shall be required to approve the applicable jurisdiction in which such Foreign Subsidiary is organized (which may be withheld in the Administrative Agent’s reasonable discretion, including if the Administrative Agent reasonably determines that such Subsidiary is organized under the laws of a jurisdiction where (i) the amount and enforceability of the contemplated guarantee that may be entered into by a Person organized in the relevant jurisdiction is adversely limited by Applicable Law or contractual limitations, (ii) the security interests (and the enforceability thereof) that may be granted with respect to assets (or various classes of assets) located in the relevant jurisdiction are adversely limited by Applicable Law or (iii) there is any reasonably identifiable adverse political or legal risk to the Lenders or the Administrative Agent associated with such jurisdiction);
(c)    the Borrower and such Discretionary Guarantor shall (i) execute and deliver the documents required to be delivered by a Subsidiary that is not an Excluded Subsidiary under Section 8.13(a) and any and all further guarantees, security agreements, pledges or similar collateral documentation reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent, that is reasonable and customary for the jurisdiction of formation of such Discretionary Guarantor (and no more burdensome, taken as a whole, than the Security Documents applicable to Credit Parties that are not Discretionary Guarantors), which such documentation required for such treatment shall be subject to reasonable and customary guaranty and securities principles for such jurisdiction of such Discretionary Guarantor, and (ii) take all further actions (including the filing and recording of financing statements and other documents) reasonably requested by the Administrative Agent or Required Lenders to Guarantee the Secured Obligations and grant a perfected security interest in such Discretionary Guarantor’s assets constituting Collateral to secure the Secured Obligations;
(d)    as a condition to the effectiveness of any Subsidiary becoming a Discretionary Guarantor, such Subsidiary shall deliver opinions, board resolutions and officers’ certificates and/or other documentation consistent with those delivered on the Closing Date under Section 6.1 and all documentation and other information requested by the Administrative Agent or any Lender or required by regulatory authorities in order for the Administrative Agent and the Lenders to comply with requirements of any Anti-Money Laundering Laws, including the PATRIOT Act and any applicable “know your customer” rules and regulations, to the extent requested by the Administrative Agent or any Lender; and
(e)    once the Borrower makes such election under this Section 5.16 with respect to such Discretionary Guarantor, such election shall be binding and such Discretionary Guarantor shall not be able to revert or convert back into or otherwise treated as an Excluded Subsidiary.
ARTICLE VI
CONDITIONS OF CLOSING AND BORROWING
Section 6.1    Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loans or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:
(a)    Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note, a Swingline Note in favor of the Swingline Lender (in each case, if requested thereby), the Security Documents to be delivered on the Closing Date and the Guaranty Agreement, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect.
(b)    Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:
(i)    Officer’s Certificate. A certificate from a Responsible Officer of the Borrower to the effect that each of the conditions set forth in Section 6.1(d), Section 6.1(e)(iii), Section 6.2(a), and Section 6.2(b) has been satisfied.

(ii)    Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or governing documents of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 6.1(b)(iii).
(iii)    Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable.
(iv)    Opinions of Counsel. Opinions of counsel to the Credit Parties, including opinions of local counsel as may be reasonably requested by the Administrative Agent, addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Administrative Agent shall reasonably request, which such opinions shall permit reliance by the permitted assigns of each of the Administrative Agent and the Lenders (subject to customary limitations).
(c)    Personal Property Collateral.
(i)    Filings and Recordings. Subject to the limitations and qualifications in the Security Documents, the Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon (subject to Permitted Liens).
(ii)    Pledged Collateral. The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the certificated Equity Interests pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Security Documents together with an undated allonge for each such promissory note duly executed in blank by the holder thereof.
(iii)    Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to bankruptcy and tax matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable recording location) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens).

(iv)    Property and Liability Insurance. The Administrative Agent shall have received, in each case in form and substance reasonably satisfactory to the Administrative Agent, evidence of property, business interruption and liability insurance covering each Credit Party.
(v)    Intellectual Property. The Administrative Agent shall have received security agreements duly executed by the applicable Credit Parties for all federally registered copyrights, copyright applications, patents, patent applications, trademarks and trademark applications included in the Collateral, in each case in proper form for filing with the U.S. Patent and Trademark Office or U.S. Copyright Office, as applicable.
(d)    Consents; Defaults.
(i)    Governmental and Third Party Approvals. The Credit Parties shall have received all required governmental, shareholder and third party consents and approvals necessary in connection with the Transactions, which shall be in full force and effect.
(ii)    No Litigation, Etc. No action, suit, proceeding or investigation shall be pending or, to the knowledge of the Borrower, threatened in writing in any court or before any arbitrator or any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
(e)    Financial Matters.
(i)    Financial Statements. The Administrative Agent shall have received (A) the audited Consolidated balance sheet of the Borrower and its Subsidiaries and the audited Consolidated statement of operations, comprehensive income (loss), stockholders’ equity (deficit), and cash flows (in each case as defined in such financial statements) related thereto for the Fiscal Years ended July 1, 2017, June 30, 2018 and June 29, 2019 and (B) unaudited Consolidated balance sheet of the Borrower and its Subsidiaries and the unaudited Consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows (in each case as defined in such financial statements) for the fiscal quarter ended December 28, 2019.
(ii)    Financial Projections. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, financial projections prepared by management of the Borrower, which shall not be materially inconsistent with any financial information or projections previously delivered to the Administrative Agent.
(iii)    No Material Adverse Effect. Since June 29, 2019 there has not occurred any event or condition that has had or could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
(iv)    Financial Condition/Solvency Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer of the Borrower, that (A) after giving effect to the Transactions, the Borrower and its Subsidiaries, on a Consolidated basis, are Solvent and (B) the Borrower is in compliance on a Pro Forma Basis after giving effect to the Transactions with the covenants contained in Section 9.12.
(v)    Payment at Closing. The Borrower shall have paid or made arrangements to pay contemporaneously with closing (A) to the Administrative Agent, the Arrangers and the Lenders the fees set forth or referenced in Section 5.3 and any other accrued and unpaid fees or commissions due hereunder, (B) all reasonable and documented fees and out of pocket charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent) and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents, in the case of clauses (B) and (C) above to the extent that invoices therefor have been provided to the Borrower at least one Business Day prior to the Closing Date or such fees, charges, disbursements, taxes or other amounts are set forth in a funds flow statement approved by the Borrower.
(f)    Miscellaneous.
(i)    Notice of Account Designation. The Administrative Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.
(ii)    PATRIOT Act, etc. The Administrative Agent and the Lenders shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information requested by the Administrative Agent or any Lender or required by regulatory authorities in order for the Administrative Agent and the Lenders to comply with requirements of any Anti-Money Laundering Laws, including the PATRIOT Act and any applicable “know your customer” rules and regulations, to the extent requested by the Administrative Agent or any Lender at least five (5) Business Days prior to the Closing Date.
Without limiting the generality of the provisions of Section 11.3(c), for purposes of determining compliance with the conditions specified in this Section 6.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 6.2    Conditions to All Extensions of Credit. Subject to Section 5.13 and Section 1.10 (solely with respect to any Incremental Term Loan incurred to finance a substantially concurrent Limited Condition Acquisition), the obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit) and/or any Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:
(a)    Continuation of Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing, issuance or extension date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).
(b)    No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.
(c)    Notices. The Administrative Agent shall have received a Notice of Borrowing or Letter of Credit Application, as applicable, from the Borrower in accordance with Section 2.3(a) or Section 3.2, as applicable.
(d)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Lenders shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
Each Notice of Borrowing or Letter of Credit Application, as applicable, submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 6.2(a) and (b) have been satisfied on and as of the date of the applicable Extension of Credit.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES
To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Credit Parties hereby represent and warrant to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 6.2, that:
Section 7.1    Organization; Power; Qualification. Each Credit Party and each Subsidiary thereof (a) is duly organized, validly existing and in good standing (to the extent the concept is applicable in such jurisdiction) under the laws of the jurisdiction of its incorporation or formation, except with respect to any Immaterial Subsidiaries that are not Credit Parties to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which each Credit Party and each Subsidiary thereof is organized as of the Closing Date are described on Schedule 7.1. Schedule 7.1 identifies each Subsidiary Guarantor as of the Closing Date. No Credit Party nor any Subsidiary thereof is an Affected Financial Institution.
Section 7.2    Ownership. Each Subsidiary of each Credit Party as of the Closing Date is listed on Schedule 7.2. As of the Closing Date, the capitalization of each Credit Party and its Subsidiaries (other than the Borrower) consists of the number of shares, authorized, issued and outstanding, of such classes and series, described on Schedule 7.2. As of the Closing Date, all outstanding Equity Interests of the Subsidiaries of the Borrower have been duly authorized and validly issued and (in the case of U.S. corporations) are fully paid and non-assessable and not subject to any preemptive or similar rights, except as described in Schedule 7.2. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Equity Interests of any Credit Party (other than the Borrower) or any Subsidiary thereof, except as described on Schedule 7.2.
Section 7.3    Authorization; Enforceability. Each Credit Party has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.
Section 7.4    Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each Credit Party of the Loan Documents to which such Credit Party is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) violate any Applicable Law relating to any Credit Party or any Subsidiary thereof where such violation could reasonably be expected to have a Material Adverse Effect, (b) conflict with, result in a breach of or constitute a default under the Organizational Documents of any Credit Party or any Subsidiary thereof, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, Governmental Approval or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or the transactions contemplated hereby other than (i) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) consents or filings under the UCC or that may be required under any applicable securities laws or pursuant to the laws of the jurisdiction of organization of any Foreign Subsidiary in connection with the exercise of pledge rights in such Subsidiary’s Equity Interests, and (iii) filings with the United States Copyright Office and/or the United States Patent and Trademark Office.
Section 7.5    Compliance with Law; Governmental Approvals. Each Credit Party and each Subsidiary thereof (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law, except in each case of clauses (a), (b) or (c) where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.

Section 7.6    Tax Returns and Payments. Each Credit Party and each Subsidiary thereof has duly filed or caused to be filed all U.S. federal, state and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all U.S. federal, state and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party), except where a failure to so file or pay, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Such returns accurately reflect in all material respects all liability for taxes of any Credit Party or any Subsidiary thereof for the periods covered thereby. As of the Closing Date, except as set forth on Schedule 7.6, there is no ongoing audit or examination or, to the knowledge of each of the Credit Parties and each Subsidiary thereof, other investigation by any Governmental Authority of the tax liability of any Credit Party or any Subsidiary thereof that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Governmental Authority has asserted any Lien or other claim against any Credit Party or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved (other than (a) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party and (b) Permitted Liens).
Section 7.7    Intellectual Property Matters. Each Credit Party and each Subsidiary thereof owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and to the knowledge of the Credit Parties, no Credit Party nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 7.8    Environmental Matters.
(a)    Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the properties owned, leased or operated by each Credit Party and each Subsidiary thereof now contain or in the past contained, and to their knowledge have previously contained, any Hazardous Materials in amounts or concentrations which constitute or constituted a violation of applicable Environmental Laws;
(b)    Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to its knowledge, each Credit Party and each Subsidiary thereof and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;
(c)    No Credit Party nor any Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, nor does any Credit Party or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;
(d)    Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to its knowledge, Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by any Credit Party or any Subsidiary thereof in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;
(e)    No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened in writing, under any Environmental Law to which any Credit Party or any Subsidiary thereof is or will be named as a potentially responsible party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any applicable Environmental Law with respect to any Credit Party, any Subsidiary thereof, with respect to any real property owned, leased or operated by any Credit Party or any Subsidiary thereof or operations conducted in connection therewith that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and
(f)    There has been no release, or to its knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by any Credit Party or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under applicable Environmental Laws that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 7.9    Employee Benefit Matters.
(a)    As of the Closing Date, no Credit Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 7.9;
(b)    Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (i) each Credit Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired, (ii) each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired and (iii) no liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan;
(c)    Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, as of the Closing Date, (i) no Pension Plan has become subject to funding-based benefit restrictions under Section 436 of the Code, (ii) no funding waiver from the IRS has been received or requested with respect to any Pension Plan, (iii) no Credit Party or any ERISA Affiliate has failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan on or prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, and (iv) there has not been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(d)    Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Credit Party nor any ERISA Affiliate has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code;
(e)    No Termination Event has occurred or is reasonably expected to occur;
(f)    Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the knowledge of the Borrower, threatened concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Credit Party or any ERISA Affiliate, (ii) any Pension Plan or (iii) any Multiemployer Plan; and
(g)    As of the Closing Date the Borrower is not nor will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Revolving Credit Commitments.
Section 7.10    Margin Stock. No Credit Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the FRB). Following the application of the proceeds of each Extension of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 9.2 or Section 9.5 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness in excess of the Threshold Amount will be “margin stock”.
Section 7.11    Government Regulation. No Credit Party nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act) and no Credit Party nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under any Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.
Section 7.12    Employee Relations. As of the Closing Date, no Credit Party nor any Subsidiary thereof is party to any collective bargaining agreement, nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 7.12. The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 7.13    Financial Statements. The audited and unaudited financial statements delivered pursuant to Section 6.1(e)(i) fairly present on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in all material respects in accordance with GAAP. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP (except, in the case of any interim financial statements, for any disclosures that would otherwise appear in any accompanying footnotes). The financial projections delivered pursuant to Section 6.1(e)(ii) represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections, many of which are beyond the control of the Borrower and its Subsidiaries, may vary from such projections and that such difference may be material and that such projections are not a guarantee of financial performance).
Section 7.14    No Material Adverse Change. Since June 29, 2019, no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.
Section 7.15    Solvency. The Credit Parties, on a Consolidated basis, are Solvent.
Section 7.16    Title to Properties. As of the Closing Date, the real property listed on Schedule 7.16 constitutes all of the real property that is owned, leased or subleased by any Credit Party or any of its Subsidiaries. Each Credit Party and each Subsidiary thereof has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, except (a) those which have been disposed of by the Credit Parties and their Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder and (b) for such defects of title that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 7.17    Litigation. Except for matters existing on the Closing Date and set forth on Schedule 7.17, there are no actions, suits or proceedings pending nor, to its knowledge, threatened (in writing) against or in any other way relating adversely to or affecting any Credit Party or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
Section 7.18    Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
(a)    None of (i) the Borrower, any Subsidiary, or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers, employees or Affiliates, or (ii) to the knowledge of the Borrower, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Credit Facility, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (D) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.
(b)    Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(c)    Each of the Borrower and its Subsidiaries, and to the knowledge of the Borrower, director, officer, employee, agent and Affiliate of the Borrower and each such Subsidiary, is in compliance with all applicable Sanctions and is in compliance in all material respects with all applicable Anti-Corruption Laws and Anti-Money Laundering Laws.
(d)    No proceeds of any Extension of Credit have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 8.14(c).
Section 7.19    Absence of Defaults. No event has occurred or is continuing that constitutes a Default or an Event of Default.
Section 7.20    Senior Indebtedness Status. The Obligations of each Credit Party and each Subsidiary thereof under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness of each such Person and is designated as “Senior Indebtedness” (or any other similar term) under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness of such Person.
Section 7.21    Disclosure. The Borrower and/or its Subsidiaries have disclosed to the Administrative Agent and the Lenders all matters (if any) known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other written material information furnished by or on behalf of any Credit Party or any Subsidiary thereof to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, (a) no representation is made with respect to projected financial information, estimated financial information and other projected or estimated information, except that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections, many of which are beyond the control of the Borrower and its Subsidiaries, may vary from such projections and that such difference may be material and that such projections are not a guarantee of financial performance); (b) no representation is made with respect to information of a general economic or general industry nature; and (c) with respect to any historical financial information of any business acquired pursuant to a Permitted Acquisition, the representation under this Section solely with respect to such historical financial information is qualified to the extent provided therefor in the definitive documentation governing any such Permitted Acquisition. As of the Closing Date, all of the information included in the Beneficial Ownership Certification is true and correct.
ARTICLE VIII
AFFIRMATIVE COVENANTS
Until all of the Secured Obligations (other than (1) contingent indemnification obligations not then due and (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements satisfactory to the applicable holders thereof shall have been made) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized or as to which arrangements satisfactory to the applicable Issuing Lender have been made)

and the Revolving Credit Commitments terminated, each Credit Party will, and will cause each of its Subsidiaries to:
Section 8.1    Financial Statements. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)    Annual Financial Statements. As soon as practicable and in any event within ninety (90) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year (or, for the Fiscal Year ending June 27, 2020, such longer time period permitted by the SEC for the Borrower to file its Form 10-K for such Fiscal Year (but not to exceed 120 days after the end of such Fiscal Year, unless otherwise extended by the Administrative Agent in its reasonable discretion)), an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows (in each case as defined in such financial statements) including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by PricewaterhouseCoopers LLP or such other independent certified public accounting firm of recognized national standing or otherwise reasonably acceptable to the Administrative Agent, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP (but may contain a “going concern” or like qualification that is solely due to (i) the upcoming maturity date of any of the Loans hereunder being scheduled to occur within twelve months from the time such report is delivered or (ii) any potential inability to satisfy the financial covenants set forth in Section 9.12 hereof on a future date or in a future period).
(b)    Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of the first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ended on or about March 28, 2020), an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows (in each case as defined in such financial statements) for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.
Section 8.2    Certificates; Other Reports. Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)    at each time financial statements are delivered pursuant to Sections 8.1(a) or (b) (or, solely with respect to the Compliance Certificate to be delivered with the unaudited financial statements for the fiscal quarter ended March 28, 2020, on or before May 12, 2020), a duly completed Compliance Certificate that, among other things, (i) states that no Default or Event of Default is continuing or, if a Default or Event of Default is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto, (ii) demonstrates compliance with the financial covenants set forth in Section 9.12 as of the last day of the applicable Reference Period ending on the last day of the Reference Period covered by such financial statements, together with a report containing management’s discussion and analysis of such financial statements and (iii) a certification of the Consolidated total revenue and Consolidated total assets attributable to Immaterial Subsidiaries;
(b)    promptly and in any event within five (5) Business Days upon receipt thereof, copies of all material reports, if any, submitted to the Borrower (or its board of directors) by its independent public accountants in connection with their auditing function, including a copy of any “management letter” received from such certified public accountants in connection with any annual audit of the Borrower’s financial statements;
(c)    promptly and in any event within five (5) Business Days after the furnishing thereof, copies of any material statement or report furnished to any holder of Indebtedness of any Credit Party or any Subsidiary thereof in excess of the Threshold Amount pursuant to the terms of any indenture, loan, credit or similar agreement;
(d)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(e)    promptly, and in any event within five (5) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, a reasonable description of (and, if requested by the Administrative Agent, copies of) any correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof;
(f)    promptly upon the request thereof, such other information and documentation required under applicable “know your customer” rules and regulations, the PATRIOT Act or any applicable Anti-Money Laundering Laws or Anti-Corruption Laws, in each case as from time to time reasonably requested by the Administrative Agent or any Lender; and
(g)    such other information regarding the operations, business or legal affairs and financial condition of any Credit Party or any Subsidiary thereof as the Administrative Agent or any Lender may reasonably request (excluding (i) information subject to attorney-client privilege, (ii) information the subject of a binding confidentiality agreement with a third party entered into in good faith and (iii) information that constitutes non-financial trade secrets or non-financial proprietary information as determined by the Borrower in good faith).
Documents required to be delivered pursuant to Section 8.1(a) or (b) or Section 8.2(d) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide copies of the Compliance Certificates required by Section 8.2 to the Administrative Agent in accordance with the procedures set forth in Section 12.1. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or any Arranger will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
Section 8.3    Notice of Litigation and Other Matters. Promptly (but in no event later than ten (10) days after any Responsible Officer of any Credit Party obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)    the occurrence of any Default or Event of Default;
(b)    the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Credit Party or any Subsidiary thereof or any of their respective properties, assets or businesses in each case that if, adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)    any written notice of any violation received by any Credit Party or any Subsidiary thereof from any Governmental Authority including any written notice of violation of applicable Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;

(d)    any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party or any Subsidiary thereof that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
(e)    any attachment, judgment, lien, levy or order exceeding the Threshold Amount that may be assessed against or threatened in writing against any Credit Party or any Subsidiary thereof; and
(f)    (i) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA.
Each notice pursuant to Section 8.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 8.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
Section 8.4    Preservation of Corporate Existence and Related Matters. Except as permitted by Section 9.4, preserve and maintain its separate corporate existence or equivalent form and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.
Section 8.5    Maintenance of Property and Licenses.
(a)    In addition to the requirements of any of the Security Documents, (i) protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks (except to the extent non-preservation is otherwise permitted hereunder); (ii) maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and (iii) from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, in each case of the foregoing clauses (i) through (iii), except as such action or inaction could not reasonably be expected to result in a Material Adverse Effect.
(b)    Maintain, in full force and effect in all material respects, each and every material license, permit, certification, qualification, approval or franchise issued by any Governmental Authority required for each of them to conduct their respective businesses as presently conducted.
Section 8.6    Insurance. Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law (including hazard and business interruption insurance). All such insurance shall, (a) provide that no cancellation thereof shall be effective until at least 30 days (or such shorter period agreed by the Administrative Agent) after receipt by the Administrative Agent of written notice thereof (except as a result of non-payment of premium, in which case only 10 days’ prior written notice shall be required, and except as otherwise agreed by the Administrative Agent), (b) in the case of liability insurance, be endorsed for the benefit of the Administrative Agent as an additional insured party thereunder and (c) in the case of each property insurance policy, be endorsed for the benefit of the Administrative Agent as lender’s loss payee. On the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its reasonable request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.
Section 8.7    Accounting Methods and Financial Records. Maintain a system of accounting, and keep proper books, records and accounts (which shall be accurate and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance in all material respects with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its Properties.
Section 8.8    Payment of Taxes and Other Obligations. Pay and perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property and (b) all other Indebtedness, obligations and liabilities in accordance with customary trade practices, except where the failure to pay or perform such items described in clauses (a) and (b) above could not. individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, that the Borrower or such Subsidiary may contest any item described in clause (a) of this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.
Section 8.9    Compliance with Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 8.10    Environmental Laws. In addition to and without limiting the generality of Section 8.9, (a) comply with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required by any Governmental Authority pursuant to Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws except in each case for the foregoing clauses (a) and (b) as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 8.11    Compliance with ERISA. In addition to and without limiting the generality of Section 8.9, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (b) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (d) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code.
Section 8.12    Visits and Inspections. Permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable notice and at such times during normal business hours, all at the expense of the Borrower, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that excluding any such visits and inspections during the continuation of an Event of Default, (i) the Administrative Agent shall not exercise such rights more often than one time during any calendar year at the Borrower’s expense and (ii) any such visits and expenses by any Lender shall be at such Lender’s expense; provided further that upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time without advance notice.
Section 8.13    Additional Subsidiary Guarantors and Collateral.
(a)    Additional Subsidiaries. Subject to clauses (c) and (d) below, promptly notify the Administrative Agent of (i) the creation or acquisition (including by division) of a Person that becomes a Domestic Subsidiary (other than an Excluded Subsidiary) and (ii) any Domestic Subsidiary that is an Excluded Subsidiary failing to constitute an Excluded Subsidiary and, within thirty (30) days after such event, as such time period may be extended by the Administrative Agent in its sole discretion, cause each such Subsidiary that is a Wholly-Owned Subsidiary to (A) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed Joinder Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (B) grant a security interest in all Collateral (subject to the exceptions specified in the Collateral Agreement) owned by such Subsidiary by delivering to the Administrative Agent a duly executed Joinder Agreement and a supplement to each applicable Security Document or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each applicable Security Document, (C) deliver to the Administrative Agent such opinions, documents and certificates of the type referred to in Section 6.1 as may be reasonably requested by the Administrative Agent, (D) if the Equity Interests of such Subsidiary or owned by such Subsidiary are certificated, to the extent constituting Collateral, deliver to the Administrative Agent such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Person, (E) deliver to the Administrative Agent such updated Schedules to the Security Documents as requested by the Administrative Agent with respect to such Subsidiary, and (F) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.
(b)    Additional First Tier Foreign Subsidiaries and CFC Holdcos. In each case, subject to the limitation set forth in clauses (c) and (d) below, notify the Administrative Agent promptly after any Person becomes a First Tier Foreign Subsidiary or CFC Holdco, and promptly thereafter (and, in any event, within thirty (30) days after such notification, as such time period may be extended by the Administrative Agent in its sole discretion), cause (i) the applicable Credit Party to pledge to the Administrative Agent sixty‑five percent (65%) of the total outstanding voting Equity Interests (and one hundred percent (100%) of the non-voting Equity Interests) of any such new First Tier Foreign Subsidiary that is a CFC or any such new CFC Holdco and 100% of the Equity Interests of any First Tier Foreign Subsidiary that is not a CFC and each Discretionary Guarantor (including, if applicable, original certificated Equity Interests (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Equity Interests of such new First Tier Foreign Subsidiary, CFC Holdco or Discretionary Guarantor, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent such opinions, documents and certificates of the type referred to in Section 6.1 as may be reasonably requested by the Administrative Agent, (iii) such Person to deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person and (iv) such Person to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c)    Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 8.13(a) or (b), as applicable, until the consummation of such Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 8.13(a) or (b), as applicable, within thirty (30) Business Days of the consummation of such Acquisition, as such time period may be extended by the Administrative Agent in its sole discretion).
(d)    Exclusions/Additional Collateral. The provisions of this Section 8.13 shall be subject to the limitations, exclusions and additional requirements set forth in the Security Documents.
Section 8.14    Use of Proceeds.
(a)    Use the proceeds of the Extensions of Credit (i) to pay fees, commissions and expenses in connection with the Transactions and (ii) for working capital and general corporate purposes of the Borrower and its Subsidiaries; provided that no part of the proceeds of any of the Loans or Letters of Credit shall be used for purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the FRB) or for any purpose, in the case of any of the foregoing purposes, which violates the provisions of Regulation T, U or X of the FRB.
(b)    Use the proceeds of any Incremental Term Loan and any Incremental Revolving Credit Facility Increase as permitted pursuant to Section 5.13(g).
(c)    Not request any Extension of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Extension of Credit, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 8.15    Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions. (a) Maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (b) promptly notify the Administrative Agent and the Lenders of any change in its status as exempt from the reporting requirements of the Beneficial Ownership Regulation and (c) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation reasonably requested by it for purposes of complying with the Beneficial Ownership Regulation.
Section 8.16    Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any Applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Credit Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon the reasonable request by the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
Section 8.17    Post-Closing Matters. Execute and deliver the documents, take the actions and complete the tasks set forth on Schedule 8.17, in each case within the applicable corresponding time limits specified on such schedule.
ARTICLE IX
NEGATIVE COVENANTS
Until all of the Secured Obligations (other than (1) contingent indemnification obligations not then due and (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements satisfactory to the applicable holders thereof shall have been made) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized or as to which arrangements satisfactory to the applicable Issuing Lender have been made) and the Revolving Credit Commitments terminated, the Credit Parties will not, and will not permit any of their respective Subsidiaries to:
Section 9.1    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:
(a)    the Obligations;
(b)    Indebtedness existing on the Closing Date and listed on Schedule 9.1, and any Permitted Refinancing Indebtedness in respect thereof;
(c)    Indebtedness (i) owing under Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes and (ii) in respect of Cash Management Agreements entered into in the ordinary course of business;
(d)    Attributable Indebtedness with respect to Capital Lease Obligations and Indebtedness incurred in connection with purchase money Indebtedness and any refinancings or replacements thereof in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;
(e)    Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 9.3 and any Permitted Refinancing Indebtedness in respect thereof; provided that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) neither the Borrower nor any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness, and (iii) after giving effect thereto on a Pro Forma Basis as of the most recently ended Reference Period, the Consolidated Total Net Leverage Ratio would not exceed 3.75 to 1.00;
(f)    (i) Guarantees by any Credit Party of Indebtedness of any other Credit Party not otherwise prohibited pursuant to this Section 9.1, (ii) Guarantees by any Credit Party of Indebtedness of any Non-Guarantor Subsidiary to the extent permitted pursuant to Section 9.3 (other than clause (m) thereof), and (iii) Guarantees by any Non-Guarantor Subsidiary of Indebtedness of any other Non-Guarantor Subsidiary to the extent permitted pursuant to Section 9.3; provided further that any Guarantee of Permitted Refinancing Indebtedness shall only be permitted if it meets the requirements of the definition of Permitted Refinancing Indebtedness;

(g)    unsecured intercompany Indebtedness (i) owed by any Credit Party to another Credit Party, (ii) owed by any Credit Party to any Non-Guarantor Subsidiary (provided that, if reasonably requested by the Administrative Agent, such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent), (iii) owed by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary, and (iv) owed by any Non-Guarantor Subsidiary to any Credit Party to the extent permitted pursuant to Sections 9.3(i)(ii), 9.3(p) or 9.3(q);
(h)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;
(i)    unsecured Indebtedness of the Borrower and its Subsidiaries and any Permitted Refinancing Indebtedness in respect thereof; provided, that in the case of each incurrence of such Indebtedness:
i.no Default or Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Indebtedness;
ii.after giving effect to the issuance of such Indebtedness and the use of proceeds thereof on a Pro Forma Basis as of the most recently ended Reference Period, the Consolidated Total Net Leverage Ratio would not exceed 3.75 to 1.00;
iii.such Indebtedness does not mature, or require any principal amortization, mandatory prepayment, put right or sinking fund obligation prior to the date that is 91 days after the then latest scheduled maturity date of the Loans and Revolving Credit Commitments; provided that (x) any Indebtedness consisting of a customary bridge facility shall be deemed to satisfy this requirement so long as such Indebtedness automatically converts into long-term debt which satisfies this clause (iii), (y) customary prepayment, redemption, repurchase or defeasance obligations in connection with a change of control, asset sale or the exercise of remedies after an event of default (in each case as determined by the Borrower in good faith) shall not disqualify such Indebtedness from satisfying the requirements of this clause (iii), and (z) for purposes of determining whether Permitted Convertible Indebtedness meets the foregoing requirements, neither any settlement upon conversion of such Permitted Convertible Indebtedness (whether in cash, stock or other property) nor any required redemption or repurchase thereof upon a “fundamental change” (as customarily defined for such Permitted Convertible Indebtedness) shall disqualify such Permitted Convertible Indebtedness from satisfying such requirements notwithstanding a possible occurrence prior to the then latest scheduled maturity date of the Loans and Revolving Credit Commitments;
iv.the terms of such Indebtedness reflect market terms (taken as a whole) at the time of issuance and (other than pricing, fees, rate floors, premiums and optional prepayment or redemption provisions), taken as a whole, are not materially more restrictive (as determined by Borrower in good faith) on the Borrower and its Subsidiaries than the terms and conditions of this Agreement, taken as a whole; and
v.the aggregate principal amount of such Indebtedness that may be incurred pursuant to this Section 9.1(i) by Non-Guarantor Subsidiaries shall not exceed $25,000,000 at any time outstanding;
(j)    Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(k)    Indebtedness representing deferred compensation or stock-based compensation to employees of the Borrower or any Subsidiary incurred in the ordinary course of business;
(l)    bi-lateral letters of credit, bank guarantees and related instruments in an aggregate amount not to exceed $15,000,000 at any time outstanding;
(m)    Indebtedness of Non-Guarantor Subsidiaries in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;
(n)    to the extent constituting Indebtedness, obligations in respect of purchase price adjustments, earn-outs, non-competition agreements, and other similar arrangements, or other deferred payments of a similar nature, representing Permitted Acquisition Consideration and incurred in connection with any Permitted Acquisition;
(o)    customer advances or deposits received in the ordinary course of business;
(p)    Indebtedness owing in connection with the financing of any insurance premiums in the ordinary course of business; and
(q)    Indebtedness of Credit Parties not otherwise permitted pursuant to this Section in an aggregate principal amount not to exceed $50,000,000 at any time outstanding.
Section 9.2    Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:
(a)    Liens created pursuant to the Loan Documents (including Liens in favor of the Swingline Lender and/or the Issuing Lenders, as applicable, on Cash Collateral granted pursuant to the Loan Documents);
(b)    Liens in existence on the Closing Date and described on Schedule 9.2, and the replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any Permitted Refinancing Indebtedness permitted pursuant to Section 9.1(b) (solely to the extent that such Liens were in existence on the Closing Date and described on Schedule 9.2)); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing;
(c)    Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due and payable or delinquent or as to which the period of grace, if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
(d)    the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
(e)    deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than

Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;
(f)    encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record or other similar encumbrances on the use of real property or minor title defects, which do not, in any case, materially detract from the value of such property or materially impair the use thereof in the ordinary conduct of business;
(g)    Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business;
(h)    Liens securing Indebtedness permitted under Section 9.1(d); provided that (i) such Liens shall be created within one hundred twenty (120) days of the acquisition, repair, construction, improvement or lease, as applicable, of the related Property, (ii) such Liens do not at any time encumber any property other than the Property financed or improved by such Indebtedness and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair, construction, improvement or lease amount (as applicable) of such Property at the time of purchase, repair, construction, improvement or lease (as applicable); provided that individual financings of Property provided by one lender otherwise permitted by this clause (h) may be cross-collateralized to other financings of Property provided by such lender permitted hereunder;
(i)    Liens securing judgments not constituting an Event of Default under Section 10.1(l) or securing appeal or other surety bonds relating to such judgments;
(j)    Liens to secure insurance premium financings so long as such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;
(k)    Liens on Property (i) of a Person that becomes a Subsidiary existing at the time that such Person becomes a Subsidiary in connection with an acquisition permitted hereunder and (ii) of the Borrower or any of its Subsidiaries existing at the time such Property is purchased or otherwise acquired by the Borrower or such Subsidiary pursuant to a transaction permitted hereunder and, in each case any modification, replacement, renewal and extension thereof; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (B) such Liens do not encumber any Property other than Property encumbered at the time of such acquisition or such Person becoming a Subsidiary and the proceeds and products thereof and are not all asset Liens, (C) such Liens do not attach to any other Property of the Borrower or any of its Subsidiaries and (D) such Liens will secure only those obligations which it secures at the time such acquisition or purchase occurs; provided that in the cases of clauses (B), (C) and (D), individual financings of equipment and related software provided by a lender otherwise permitted by this clause (k) may be cross-collateralized to other financings of equipment and related software provided by such lender to the Borrower and its Subsidiaries otherwise permitted hereunder at the time of such acquisition;
(l)    (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction, (ii)  Liens in favor of any banking or other institutions or other electronic payment service providers arising as a matter of law or under general terms and conditions encumbering deposit or margin deposits maintained with such Person (including the right of setoff) that are incurred in the ordinary course of business and are within general parameters customary in the banking industry, (iii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business, and (iv) customary Liens on cash and Cash Equivalents granted to secure Cash Management Agreements entered into in the ordinary course of business; provided that, in no case under clauses (i) and (iii) of this clause (l), shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
(m)    (i)  Liens of landlords arising in the ordinary course of business to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) Liens of suppliers (including sellers of goods) or customers arising in the ordinary course of business to the extent limited to the property or assets relating to such contract;
(n)    (i) leases, licenses, subleases or sublicenses (including non-exclusive licenses and sublicenses of Intellectual Property rights) granted to others which do not (A) interfere in any material respect with the business of the Borrower or its Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Subsidiaries or (B) secure any Indebtedness and (ii) any interest or title of a licensor, sub-licensor, lessor or sub-lessor under leases, licenses, subleases or sublicenses entered into by any of the Borrower and its Subsidiaries as licensee, sub-licensee, lessee or sub-lessee in the ordinary course of business or any customary restriction or encumbrance with respect to the Property subject to any such lease, license, sublease or sublicense;
(o)    (i) Liens on Equity Interests of joint ventures securing capital contributions thereto and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to Non-Wholly-Owned Subsidiaries;
(p)    Liens on Subject Receivables incurred in connection with any Permitted Factoring Transaction;
(q)    Liens on assets of Non-Guarantor Subsidiaries; provided that (i) such Liens do not extend to, or encumber, assets that constitute Collateral and (ii) such Liens secure only Indebtedness incurred pursuant to Section 9.1(m);
(r)    Liens securing Indebtedness and other obligations in the aggregate principal amount not to exceed $50,000,000 at any time outstanding;
(s)    to the extent constituting Liens, any option or other agreement to purchase any asset of the Borrower or any of its Subsidiaries, the disposition of which is expressly permitted under Section 9.5 or otherwise under this Agreement;
(t)    reasonable customary initial deposits and margin deposits to the extent required by Applicable Law, which secure Indebtedness under Hedge Agreements permitted under Section 9.1; provided that any obligation secured by any deposit permitted under this Section 9.2(t) shall have been incurred in the ordinary course of business and not for speculative purposes;
(u)    Liens solely on any cash earnest money deposits or escrow arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase or merger agreement for any Acquisition permitted under this Agreement;
(v)    (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit permitted under Section 9.1 issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;
(w)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower and its Subsidiaries in the ordinary course of business permitted by this Agreement;
(x)    Liens on cash collateral (including any related deposit accounts) to secure bi-lateral letters of credit, bank guarantees and related instruments permitted under Section 9.1(l);
(y)    (i) Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is permitted by this Agreement; and (ii) Liens in favor of a trustee in an indenture to the extent such Liens secure only customary compensation and reimbursement obligations of such trustee; and
(z)    Liens on Escrowed Debt Proceeds for the benefit of the holders of the related Escrowed Debt (or the underwriter, trustee, escrow agent or arrangers thereof) or on cash set aside at the time of incurrence of any Escrowed Debt or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Escrowed Debt and are held in an escrow account or similar arrangement to be applied solely for such purpose.
Notwithstanding anything to the contrary in this Agreement, the Borrower shall not, nor shall it permit any of its Domestic Subsidiaries to, mortgage, pledge, grant or permit to exist a security interest in, or other Lien securing Indebtedness upon, any of its real property now owned or hereafter acquired, except Liens permitted under clauses (a), (d), (f) or (n) of this Section 9.2.
Section 9.3    Investments. Make or hold any Investment, except:
(a)    Investments existing on the Closing Date (other than Investments in Subsidiaries existing on the Closing Date) and described on Schedule 9.3 and any modification, replacement, renewal or extension thereof so long as such modification, renewal or extension thereof does not increase the amount of such Investment except as otherwise permitted by this Section 9.3;
(b)    Investments (i) existing on the Closing Date in Subsidiaries existing on the Closing Date, (ii) made after the Closing Date by any Credit Party in any other Credit Party, (iii) made after the Closing Date by any Non-Guarantor Subsidiary in any Credit Party and (iv) made after the Closing Date by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;
(c)    Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;
(d)    Investments in cash and Cash Equivalents;
(e)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)    deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 9.2;
(g)    Hedge Agreements permitted pursuant to Section 9.1;
(h)    purchases of assets in the ordinary course of business;
(i)    (i) Permitted Acquisitions and (ii) to the extent made in connection with the consummation of a Permitted Acquisition by a Foreign Subsidiary, Investments made substantially concurrently therewith as an advance or contribution to one or more Foreign Subsidiaries for purposes of consummating the applicable Permitted Acquisition;
(j)    Investments in the form of loans and advances to officers, directors and employees in the ordinary course of business in an aggregate amount not to exceed at any time outstanding $5,000,000 (determined without regard to any write-downs or write-offs of such loans or advances);
(k)    Investments in the form of Restricted Payments permitted pursuant to Section 9.6;
(l)    (i) Guarantees permitted pursuant to Section 9.1, and (ii) guaranties of performance related obligations (not constituting the payment of Indebtedness for borrowed money) in the ordinary course of business;
(m)    any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction;
(n)    Investments in the form of travel advances and relocation and other loans and advances to employees for reasonable and customary business-related travel, entertainment, relocation, and analogous ordinary business purposes, and payroll advances in connection with changes in payroll systems and other advances of payroll payments to employees, in each case in the ordinary course of business;
(o)    non-cash consideration received in connection with Asset Dispositions expressly permitted by Section 9.5;
(p)    Investments (other than Acquisitions) so long as (i) no Default or Event of Default exists or would result after giving effect thereto and (ii) the Consolidated Total Net Leverage Ratio would not exceed 3.25 to 1.00 after giving effect thereto (and any Indebtedness incurred in connection therewith) on a Pro Forma Basis as of the most recently ended Reference Period; and
(q)    Investments in an aggregate outstanding amount not to exceed $50,000,000 so long as no Default or Event of Default exists or would result after giving effect thereto.
Section 9.4    Fundamental Changes. Merge, consolidate, amalgamate or consummate any similar combination with (including by division), or consummate any Asset Disposition of all or substantially all of its assets (whether in a single transaction or a series of transactions) with, any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:
(a)    any Subsidiary may be merged, amalgamated, liquidated, dissolved, wound up or consolidated with or into (i) the Borrower (provided that the Borrower shall be the continuing or surviving entity) or (ii) any one or more other Subsidiaries (provided that (x) when any Subsidiary Guarantor is merging, amalgamating, liquidating, dissolving, winding up or consolidating with another Subsidiary, such Subsidiary Guarantor shall be the continuing or surviving entity or the continuing or surviving entity shall become a

Subsidiary Guarantor to the extent required under, and within the time periods set forth in Section 8.13, with which the Borrower shall comply in connection with such transaction, and (y) when any Subsidiary Guarantor that is a Domestic Subsidiary is merging, amalgamating, liquidating, dissolving, winding up or consolidating with a Discretionary Guarantor, such Subsidiary Guarantor that is a Domestic Subsidiary shall be the continuing or surviving entity);
(b)    any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up, division or otherwise) to the Borrower or any Subsidiary Guarantor; provided that, with respect to any such disposition by any Non-Guarantor Subsidiary, the consideration for such disposition shall not exceed the fair value of such assets;
(c)    any Non-Guarantor Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up, division or otherwise) to any other Non-Guarantor Subsidiary;
(d)    Asset Dispositions permitted by Section 9.5 (other than clause (b) thereof);
(e)    any Person may merge with or into the Borrower or any of its Wholly-Owned Subsidiaries in connection with an Acquisition permitted pursuant to Section 9.3; provided that (i) in the case of a merger involving a Wholly-Owned Subsidiary of the Borrower (and not involving the Borrower), the Person surviving such merger shall be a direct or indirect Wholly-Owned Subsidiary of the Borrower, and to the extent required by, and within the time periods set forth in, Section 8.13, the Borrower shall cause such Wholly-Owned Subsidiary to become a Subsidiary Guarantor and to comply with all other requirements set forth in Section 8.13, (ii) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving Person and (iii) in the case of any such merger to which any Subsidiary Guarantor is a party, such Subsidiary Guarantor shall be the continuing or surviving entity or, simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor pursuant Section 8.13 in connection therewith; and
(f)    any Wholly-Owned Subsidiary of the Borrower may merge with or into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with any Acquisition permitted pursuant to Section 9.3; provided that: (i) in the case of any merger involving a Wholly-Owned Subsidiary that is a Subsidiary Guarantor, a Subsidiary Guarantor shall be the continuing or surviving Person; or (ii) in the case of any merger involving a Wholly-Owned Subsidiary that is not a Subsidiary Guarantor, in connection with such transaction, the continuing or surviving Person shall become a Subsidiary Guarantor to the extent required under, and within the time periods set forth in, Section 8.13, with which the Borrower shall comply in connection with such transaction.
Section 9.5    Asset Dispositions. Make any Asset Disposition except:
(a)    the sale of inventory in the ordinary course of business;
(b)    the transfer of assets to the Borrower or any Subsidiary Guarantor pursuant to any other transaction permitted pursuant to Section 9.4;
(c)    Asset Dispositions of property in the form of an Investment permitted pursuant to Section 9.3 (other than clause (o) thereof);
(d)    the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction;

(e)    the disposition, termination or unwinding of any Hedge Agreement;
(f)    dispositions of cash and Cash Equivalents;
(g)    Asset Dispositions (i) between or among Credit Parties, (ii) by any Non-Guarantor Subsidiary to any Credit Party (provided that any new transfer shall be for fair market value on arm’s length terms, in each case as determined in good faith by the Borrower) and (iii) by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary;
(h)    (i) the sale or other disposition of obsolete, worn-out or surplus assets no longer used or useful in the business of the Borrower or any of its Subsidiaries; and (ii) the surrender or waiver of contractual rights or the settlement, release or surrender of contract or tort claims in the ordinary course of business;
(i)    sales of equipment and similar property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the net cash proceeds of such sale are reasonably promptly applied to the purchase price of such replacement property;
(j)    non-exclusive licenses and sublicenses of Intellectual Property rights in the ordinary course of business not adversely interfering, individually or in the aggregate, in any material respect with the business of the Borrower and its Subsidiaries;
(k)    leases, subleases, licenses or sublicenses of real or personal property granted by the Borrower or any of its Subsidiaries to others in the ordinary course of business not detracting from the value of such real or personal property or adversely interfering in any material respect with the business of the Borrower or any of its Subsidiaries;
(l)    Insurance and Condemnation Events;
(m)    the sale of Subject Receivables prior to their stated due dates in the ordinary course of business in connection with Permitted Factoring Transactions;
(n)    to the extent constituting an Asset Disposition, (i) Liens permitted by Section 9.2 (other than clause (s) thereof) and (ii) Restricted Payments permitted by Section 9.6;
(o)    the lapse, abandonment or cancellation of any Intellectual Property in the ordinary course of business;
(p)    (i) Asset Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding agreements; and (ii) Asset Dispositions of qualifying shares and/or other nominal amount of shares of a Foreign Subsidiary to the extent required to be held under applicable law;
(q)    Asset Dispositions; provided that (i) at the time of such Asset Disposition, no Default or Event of Default shall exist or would result therefrom, (ii) such Asset Disposition is made for fair market value (as determined by the Borrower in good faith), and (iii) the aggregate fair market value of all property disposed of in reliance on this clause (q) shall not exceed $20,000,000 in any Fiscal Year;
(r)    non-ordinary course Asset Dispositions; provided that (i) at the time of such Asset Disposition, no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) except for Asset Dispositions where the aggregate consideration received in connection therewith is less than $1,000,000, the consideration received shall be no less than 75% in cash, (iii) after giving effect thereto (and any Indebtedness incurred in connection therewith) on a Pro Forma Basis as of the most recently ended Reference Period, the Consolidated Total Net Leverage Ratio would not exceed 3.50 to 1.00, (iv) such Asset Disposition does not materially and adversely affect the business of the Borrower and its Subsidiaries (as reasonably determined by the Borrower in good faith), and (v) the Borrower or applicable Subsidiary receives an amount equal to the fair market value of such assets as reasonably determined by the Borrower in good faith.
Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no material Intellectual Property held by a Credit Party may be disposed of or transferred to any other Person who is not a Credit Party or contemporaneously therewith becomes a Credit Party.
Section 9.6    Restricted Payments. Declare or make any Restricted Payments; provided that:
(a)    the Borrower or any of its Subsidiaries may pay dividends in shares of its own Qualified Equity Interests;
(b)    any Subsidiary of the Borrower may make Restricted Payments to the Borrower or any Subsidiary Guarantor (and, if applicable, to other holders of its outstanding Qualified Equity Interests on a pro rata basis);
(c)    any Non-Guarantor Subsidiary may make Restricted Payments to any other Non-Guarantor Subsidiary (and, if applicable, to other holders of its outstanding Equity Interests on a ratable basis);
(d)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, redeem, retire or otherwise acquire shares of its Equity Interests or options or other equity or phantom equity in respect of its Equity Interests from present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) or make severance payments to such Persons (A) to the extent that such purchase is made with the net cash proceeds of any offering of Equity Interests of or capital contributions to the Borrower or (B) otherwise in an aggregate amount not to exceed $5,000,000 in any Fiscal Year;
(e)    the Borrower may make (i) non-cash repurchases of Equity Interests of the Borrower deemed to occur upon exercise of stock options or warrants or the settlement or vesting of other equity awards if such Equity Interests represent a portion of the exercise price of such options or warrants or similar equity incentive awards and (ii) payments in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant, and any repurchases of Equity Interests in consideration of such payments (including deemed repurchases), in connection with the exercise of employee stock options and the vesting of restricted stock and restricted stock units in the ordinary course of business;
(f)    the Borrower may make Restricted Payments to allow the Borrower to make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Qualified Equity Interests of the Borrower;
(g)    (i) the Borrower may make Restricted Payments so long as (A) no Default or Event of Default has occurred and is continuing or would result therefrom and (B) after giving effect thereto (and any Indebtedness incurred in connection therewith) on a Pro Forma Basis as of the most recently ended Reference Period, the Consolidated Total Net Leverage Ratio would not exceed 3.25 to 1.00, and (ii) the Borrower may make any Restricted Payment within sixty (60) days after the date of declaration of such Restricted Payment if, at the date of declaration of such Restricted Payment, such Restricted Payment would have complied with the provisions of this Section 9.6(g) (so long as, during any interim period prior to such payment, any calculation or measurement hereunder is made assuming such amount has been paid); and
(h)    (i) so long as no Default or Event of Default exists or will result therefrom, the Borrower may make Restricted Payments in an aggregate amount, taken together with all other Restricted Payments made pursuant to this clause (h) and all Restricted Junior Indebtedness Payments made pursuant to Section 9.9(b)(vii), not to exceed the sum of (A) $50,000,000 in any Fiscal Year plus (B) up to $25,000,000 of the unused amount available for Restricted Payments under this clause (h) and Restricted Junior Indebtedness Payments under Section 9.9(b)(vii) in the immediately preceding Fiscal Year (provided that in no event shall the amount of Restricted Payments made under this clause (h), when taken together with all Restricted Junior Indebtedness Payments made pursuant to Section 9.9(b)(vii) exceed $75,000,000 in any Fiscal Year) and (ii) the payment of any Restricted Payment within sixty (60) days after the date of declaration of such Restricted Payment if, at the date of declaration of such Restricted Payment, such Restricted Payment would have complied with the provisions of this Section 9.6(h) (so long as, during any interim period prior to such payment, any calculation or measurement hereunder is made assuming such amount has been paid).
For purposes of determining whether the payment of the premium for any Permitted Bond Hedge Transaction is permitted pursuant to Section 9.6(g) or Section 9.6(h), the amount of the Restricted Payment in respect of the payment of such premium shall be deemed to be the premium for such Permitted Bond Hedge Transaction, minus, if applicable, the premium paid to the Borrower in connection with any related Permitted Warrant Transaction entered into substantially concurrently with the Borrower entering into such Permitted Bond Hedge Transaction.
Section 9.7    Transactions with Affiliates. Directly or indirectly enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with (x) any officer, director, holder of any Equity Interests in, or other Affiliate of, the Borrower or any of its Subsidiaries or (y) any Affiliate of any such officer, director or holder, other than:
(a)    transactions permitted by Sections 9.1, 9.3, 9.4, 9.5, and 9.6;
(b)    transactions existing on the Closing Date and described on Schedule 9.7;
(c)    transactions among Credit Parties not prohibited hereunder;
(d)    other transactions on terms at least as favorable to the Credit Parties and their respective Subsidiaries as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party as determined in good faith by the board of directors (or equivalent governing body, which may include any committee of independent directors acting on behalf of the board of directors) of the Borrower;
(e)    employment, severance and other similar compensation arrangements (including bonuses, stock option plans, equity incentive plans and employee benefit plans and arrangements) with their respective directors, officers and employees in the ordinary course of business; and
(f)    payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries.
Section 9.8    Accounting Changes; Organizational Documents.

(a)    Change its Fiscal Year end (other than in the case of any Subsidiary to conform such Subsidiary’s Fiscal Year end to that of the Borrower), or make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices except as permitted or required by GAAP.
(b)    Amend, modify or change its Organizational Documents in any manner materially adverse to the rights or interests of the Lenders.
Section 9.9    Payments and Modifications of Junior Indebtedness.
(a)    Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any Junior Indebtedness in any respect that (i) would materially and adversely affect the rights or interests of the Administrative Agent and Lenders hereunder (it being understood and agreed that any decrease in the interest rates or extension of the maturity dates shall not be deemed to be adverse in any material respect to the Administrative Agent or the Lenders), unless, with respect to any Junior Indebtedness, such amendment, modification, waiver or supplement is required pursuant to the terms of such Indebtedness in effect at the time of issuance of such Indebtedness or (ii) would violate the subordination terms thereof or the subordination agreement applicable thereto.
(b)    Prepay, repay, redeem, purchase, defease or acquire for value (including (x) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (y) at the maturity thereof) any Junior Indebtedness, or make any payment in violation of any subordination terms of any Junior Indebtedness (each, a “Restricted Junior Indebtedness Payment”), except:
(i)    Restricted Junior Indebtedness Payments in the form of any Permitted Refinancing Indebtedness permitted by Section 9.1 and in compliance with any subordination provisions thereof or the subordination agreement applicable thereto;
(ii)    Restricted Junior Indebtedness Payments made solely with the proceeds of (A) Qualified Equity Interests or any capital contribution in respect of Qualified Equity Interests of the Borrower or (B) a substantially contemporaneous issuance of additional Junior Indebtedness permitted under Section 9.1;
(iii)    (A) Restricted Junior Indebtedness Payments as a result of the conversion of all or any portion of such Junior Indebtedness into Qualified Equity Interests of the Borrower, and (B) payments of interest in respect of Junior Indebtedness in the form of payment in kind interest constituting Indebtedness permitted pursuant to Section 9.1;
(iv)    the payment of interest, expenses and indemnities in respect of Junior Indebtedness (except to the extent prohibited by the subordination terms thereof or the subordination agreement applicable thereto);
(v)    Restricted Junior Indebtedness Payments so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) after giving effect thereto (and any Indebtedness incurred in connection therewith) on a Pro Forma Basis as of the most recently ended Reference Period, the Consolidated Total Net Leverage Ratio would not exceed 3.25 to 1.00;
(vi)    (A) the payment upon maturity (or otherwise required pursuant to customary prepayment, redemption, repurchase or defeasance obligations in connection with a change of control, fundamental change or asset sale) of the 2023 Convertible Notes, the 2024 Convertible

Notes and other Junior Indebtedness, and (B) the Borrower may (1) convert or exchange the 2023 Convertible Notes, the 2024 Convertible Notes and any Permitted Convertible Indebtedness in accordance with its terms into or for shares of Qualified Equity Interests of the Borrower and make a payment of cash in lieu of fractional shares of the Borrower’s Qualified Equity Interests deliverable upon any such conversion or exchange or (2) deliver cash in connection with any conversion or exchange of the 2023 Convertible Notes, the 2024 Convertible Notes and any Permitted Convertible Indebtedness in an aggregate amount since the date of the indenture governing such Indebtedness not to exceed the sum of (x) the principal amount of the 2023 Convertible Notes, the 2024 Convertible Notes or such Permitted Convertible Indebtedness, as applicable, and (y) the amount of any payments required to be made to the Borrower or any of its Subsidiaries upon the exercise, settlement, termination or unwind of any related Permitted Bond Hedge Transaction substantially concurrently with, or a commercially reasonable period of time before or after, the settlement date for the exchange or conversion of the 2023 Convertible Notes, the 2024 Convertible Notes or such other relevant Permitted Convertible Indebtedness;
(vii)    so long as no Default or Event of Default exists or will result therefrom, Restricted Junior Indebtedness Payments in an aggregate amount, taken together with all other Restricted Junior Indebtedness Payments made pursuant to this clause (b)(vii) and all Restricted Payments made pursuant to Section 9.6(h), not to exceed the sum of (A) $50,000,000 in any Fiscal Year plus (B) up to $25,000,000 of the unused amount available for Restricted Junior Indebtedness Payments under this clause (b)(vii) and Restricted Payments under Section 9.6(h) in the immediately preceding Fiscal Year (provided that in no event shall the amount of Restricted Junior Indebtedness Payments made under this clause (b)(vii), when taken together with all Restricted Payments made pursuant to Section 9.6(h) exceed $75,000,000 in any Fiscal Year); and
(viii)    the payment of Escrowed Debt with any Escrowed Debt Proceeds applicable thereto.
Section 9.10    No Further Negative Pledges; Restrictive Agreements. Enter into, assume or permit to exist any agreement (other than this Agreement or any other Loan Document) or consensual encumbrance or restriction that:
(a)    prohibits or restricts the ability of any Subsidiary to make Restricted Payments to the Borrower or any Subsidiary Guarantor or to otherwise transfer property to or invest in the Borrower or any Subsidiary Guarantor, except (i) (x) any agreement in effect on the Closing Date and set forth on Schedule 9.10 and (y) to the extent prohibitions and/or restrictions permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any Permitted Refinancing Indebtedness in respect thereof, so long as such prohibitions and/or restrictions are (1) not (taken as a whole) materially more restrictive on such Subsidiary than those in the original Indebtedness or (2) are not materially less favorable, taken as a whole, to the Lenders than is customary in comparable financings for similarly situated issuers and do not materially impair the Borrower’s ability to make payments on the Obligations when due, in each case in the good faith judgment of the Borrower; (ii) any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower; (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (iv) customary provisions restricting assignment of any agreement or license entered into by a Subsidiary in the ordinary course of business; (v) customary restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien); (vi) customary prohibitions, restrictions and conditions contained in any agreement relating to Asset Dispositions permitted under Section 9.5 pending the consummation of such Asset

Disposition; (vii) in the case of any joint venture which is not a Credit Party, restrictions in such joint venture’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity, so long as the Investment in such joint venture is otherwise permitted by Section 9.3, (viii) customary provisions in Indebtedness permitted pursuant to Section 9.1; provided that such provisions (1) are not (taken as a whole) materially more restrictive than those in this Agreement or (2) are not materially less favorable, taken as a whole, to the Lenders than are customary in comparable financings for similarly situated issuers and will not materially impair the Borrower’s ability to make payments on the Obligations when due, in each case in the good faith judgment of the Borrower; (ix) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 9.1(b), 9.1(d) or 9.1(e) (provided that any such restriction contained therein relates only to the asset or assets described thereby); (x) customary restrictions in leases, subleases, or licenses otherwise permitted hereby so long as such restrictions relate solely to the assets subject thereto; or (xi) by reason of Applicable Law;
(b)    prohibits or restricts the ability of any Domestic Subsidiary (other than any Subsidiary that is an Excluded Subsidiary under clause (e) of the definition thereof) to Guarantee the Indebtedness of the Borrower and the other Credit Parties under the Loan Documents other than in the case of any non-Wholly-Owned Subsidiary which is not a Credit Party, restrictions in such non-Wholly-Owned Subsidiary’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements;
(c)    limits the ability of the Borrower or any Domestic Subsidiary (other than any Subsidiary that is an Excluded Subsidiary under clause (e) of the definition thereof) to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Administrative Agent pursuant to this Agreement or the other Loan Documents other than (i) customary limitations on Liens contained in any agreement with respect to Indebtedness incurred pursuant to (A) Section 9.1(i) that permits, as of the date of incurrence thereof, Liens under the Loan Documents to secure the Secured Obligations (including any additional amounts permitted to be incurred pursuant to Section 5.13), (B) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 9.1(b) or Section 9.1(d) (provided that any such restriction contained therein relates only to the asset or assets described thereby) or (C) Section 9.1(e), but only to the extent of the assets subject to Liens permitted under Section 9.2(k) that secure such Indebtedness; (ii) customary provisions restricting assignment of any agreement or license entered into by a Subsidiary in the ordinary course of business; (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; or (iv) in the case of any joint venture which is not a Subsidiary Guarantor, restrictions in such joint venture’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity, so long as the Investment in such joint venture is otherwise permitted by Section 9.3; or
(d)    requiring the grant of a Lien to secure an obligation of the Borrower or any Credit Party if a Lien is granted to the Administrative Agent pursuant to the Loan Documents other (i) than customary provisions in any agreement with respect to existing Indebtedness incurred pursuant to Section 9.1(i) to the extent that such requirement would occur only as a result of the violation by the Borrower or any Subsidiary of a limitation on the creation, incurrence, assumption or suffering to exist of Liens on its property that is permitted under clause (c) of this Section or (ii) in the case of any joint venture which is not a Subsidiary Guarantor, restrictions in such joint venture’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity, so long as the Investment in such joint venture is otherwise permitted by Section 9.3.

Section 9.11    Nature of Business. Engage in any business other than the businesses conducted by the Borrower and its Subsidiaries as of the Closing Date and businesses and business activities reasonably related, incidental, complementary or ancillary thereto or that are reasonable extensions thereof.
Section 9.12    Financial Covenants.
(a)    Consolidated Total Net Leverage Ratio. As of the last day of any fiscal quarter ending after the Closing Date, permit the Consolidated Total Net Leverage Ratio to be greater than 4.00 to 1.00.
(b)    Consolidated Interest Coverage Ratio. As of the last day of any fiscal quarter ending after the Closing Date, permit the Consolidated Interest Coverage Ratio to be less than 3.00 to 1.00.
ARTICLE X
DEFAULT AND REMEDIES
Section 10.1    Events of Default. Each of the following shall constitute an Event of Default:
(a)    Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower or any other Credit Party shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise) or fail to provide Cash Collateral pursuant to Section 2.4(b), Section 2.5(b), Section 5.14 or Section 5.15(a)(v).
(b)    Other Payment Default. The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days.
(c)    Misrepresentation. (i) Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or (ii) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.
(d)    Default in Performance of Certain Covenants. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of (i) any covenant or agreement contained in Sections 8.3(a), 8.4 (as it relates to the Borrower), 8.12, 8.14, 8.15 or 8.17 or Article IX, or (ii) any covenant or agreement contained in Section 8.1 or 8.2(a), and such default under this clause (ii) continues for a period of five (5) days;
(e)    Default in Performance of Other Covenants and Conditions. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section 10.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (i) the Administrative Agent’s delivery of written notice thereof to the Borrower and (ii) a Responsible Officer of any Credit Party having obtained knowledge thereof.

(f)    Indebtedness Cross-Default. Any Credit Party or any Subsidiary thereof shall (i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding principal amount, or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of $15,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding principal amount, or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of $15,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist (other than (x) any event that permits holders of the 2023 Convertible Notes, the 2024 Convertible Notes or any Permitted Convertible Indebtedness to convert or exchange such Indebtedness or (y) the conversion or exchange of any such Indebtedness, in either case, into common stock of the Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower), cash or a combination thereof), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to (A) become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity (any applicable grace period having expired) or (B) be cash collateralized; provided that clause (ii) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, and (2) the occurrence of any early termination or cancellation and payment (each howsoever defined) under any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction.
(g)    Change in Control. Any Change in Control shall occur.
(h)    Voluntary Bankruptcy Proceeding. Any Credit Party or any Subsidiary (other than any Immaterial Subsidiary) thereof shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.
(i)    Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party or any Subsidiary (other than any Immaterial Subsidiary) thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Subsidiary (other than any Immaterial Subsidiary) thereof or for all or any substantial part of its assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding under such Debtor Relief Laws shall be entered.
(j)    Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason (other than as a result of an action or omission on the part of the Administrative Agent or any Secured Party) cease to be valid and binding on any Credit Party or any Subsidiary thereof party thereto or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on, or security interest in, any of the Collateral purported to be covered thereby having, in the aggregate, a value in excess of $2,000,000, in each case other than in accordance with the express terms hereof or thereof.
(k)    ERISA Events. The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto and such unpaid amounts are in excess of the Threshold Amount, (ii) a Termination Event or (iii) any Credit Party or any ERISA Affiliate makes a complete or partial withdrawal from any Multiemployer Plan and the Multiemployer Plan notifies such Credit Party or ERISA Affiliate that such entity has incurred a withdrawal liability requiring payments in an amount exceeding the Threshold Amount.
(l)    Judgment. One or more final judgments, orders or decrees shall be entered against any Credit Party or any Subsidiary thereof by any court and continues without having been discharged, vacated or stayed for a period of thirty (30) consecutive days after the entry thereof and such judgments, orders or decrees (i) are, in the case of the payment of money, individually or in the aggregate (to the extent not paid or covered by insurance as to which the relevant insurance company has acknowledged the claim and has not disputed coverage), in excess of the Threshold Amount or (ii) in the case of injunctive or other non-monetary relief, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(m)    Subordination Terms. (i) Any of the Secured Obligations for any reason shall cease to be “senior debt,” “senior indebtedness,” “designated senior debt” or “senior secured financing” (or any comparable term) under, and as defined in, the documentation governing any Subordinated Indebtedness that is subordinated (in terms of payment or lien priority) to the Secured Obligations, (ii) the subordination provisions set forth in the documentation for any Subordinated Indebtedness that is subordinated (in terms of payment or lien priority) to the Secured Obligations shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Subordinated Indebtedness, if applicable, or (iii) any Credit Party or any Subsidiary of any Credit Party, shall assert any of the foregoing in writing.
Section 10.2    Remedies. Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:
(a)    Acceleration; Termination of Credit Facility. Terminate the Revolving Credit Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 10.1(h) or (i), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b)    Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, demand that the Borrower shall at such time deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the Minimum Collateral Amount of the aggregate then undrawn and unexpired amount of such Letter of Credit. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Secured Obligations in accordance with Section 10.4. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Secured Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower.
(c)    General Remedies. Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Secured Obligations.
Section 10.3    Rights and Remedies Cumulative; Non-Waiver; etc.
(a)    The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.
(b)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.2 for the benefit of all the Lenders and the Issuing Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 12.4 (subject to the terms of Section 5.6), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 5.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.4    Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 10.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall, subject to the provisions of Sections 5.14 and 5.15, be applied by the Administrative Agent as follows:
First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Secured Obligations constituting fees (other than Commitment Fees and Letter of Credit fees payable to the Revolving Credit Lenders), indemnities and other amounts (other than principal and interest) payable to the Lenders, the Issuing Lenders and the Swingline Lender under the Loan Documents, including attorney fees, ratably among the Lenders, the Issuing Lenders and the Swingline Lender in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Commitment Fees, Letter of Credit fees payable to the Revolving Credit Lenders and interest on the Loans and Reimbursement Obligations, ratably among the Lenders, the Issuing Lenders and the Swingline Lender in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and Reimbursement Obligations and Secured Hedge Obligations and Secured Cash Management Obligations then owing and to Cash Collateralize any L/C Obligations then outstanding, ratably among the holders of such obligations in proportion to the respective amounts described in this clause Fourth payable to them; and
Last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Borrower or as otherwise required by Applicable Law.
Notwithstanding the foregoing, Secured Cash Management Obligations and Secured Hedge Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable holders thereof following such acceleration or exercise of remedies and at least three (3) Business Days prior to the application of the proceeds thereof. Each holder of Secured Hedge Obligations or Secured Cash Management Obligations not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI for itself and its Affiliates as if a “Lender” party hereto.
Section 10.5    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Credit Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 3.3, 5.3 and 12.3) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 5.3 and 12.3.
Section 10.6    Credit Bidding.
(a)    The Administrative Agent, on behalf of itself and the Secured Parties, shall have the right, exercisable at the direction of the Required Lenders, to credit bid and purchase for the benefit of the Administrative Agent and the Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of itself and the other Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Secured Obligations to any such acquisition vehicle in exchange for Equity Interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Secured Obligations so assigned by each Secured Party); provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 12.2.
(b)    Each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a Secured Party, that, except as otherwise provided in any Loan Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any of the Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.
ARTICLE XI
THE ADMINISTRATIVE AGENT
Section 11.1    Appointment and Authority.
(a)    Each of the Lenders and each Issuing Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including each holder of Secured Hedge Obligations and Secured Cash Management Obligations) and the Issuing Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XI for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of Articles XI and XII (including Section 12.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
Section 11.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 11.3    Exculpatory Provisions.
(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.2 and Section 10.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default and indicating that such notice is a “Notice of Default” is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including any report provided to it by an Issuing Lender pursuant to Section 3.9), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vi) the utilization of any Issuing Lender’s L/C Commitment (it being understood and agreed that each Issuing Lender shall monitor compliance with its own L/C Commitment without any further action by the Administrative Agent).
Section 11.4    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 11.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.
Section 11.6    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned and not to be required if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank or financial institution reasonably experienced in serving as administrative agent on syndicated bank facilities with an office in the United States, or an Affiliate of any such bank or financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and consented to by Borrower (if such consent is required hereby) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint and the Borrower consents to (if such consent is required hereby) a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed

Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent or relating to its duties as Administrative Agent that are carried out following its retirement or removal.
(d)    Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, if in its sole discretion it elects to, and Swingline Lender, (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.
Section 11.7    Non-Reliance on Administrative Agent, Arrangers and Other Lenders. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 11.8    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.
Section 11.9    Collateral and Guaranty Matters.
(a)    Each of the Lenders (including in its or any of its Affiliate’s capacities as a holder of Secured Hedge Obligations and Secured Cash Management Obligations) irrevocably authorize the Administrative Agent, at its option and in its discretion:
(i)    to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Revolving Credit Commitment and payment in full of all Secured Obligations (other than (1) contingent indemnification obligations and (2) Secured Cash Management Obligations or Secured Hedge Obligations as to which arrangements satisfactory to the applicable holders thereof shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender shall have been made), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition to a Person other than a Credit Party permitted under the Loan Documents, as certified by the Borrower, or (C) if approved, authorized or ratified in writing in accordance with Section 12.2;
(ii)    to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien permitted pursuant to Section 9.2(h); and
(iii)    to release any Subsidiary Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents, as certified by the Borrower.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 11.9. In each case as specified in this Section 11.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 11.9 as certified by the Borrower. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Disposition permitted pursuant to Section 9.5 to a Person other than a Credit Party, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.
(b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
Section 11.10    Secured Hedge Obligations and Secured Cash Management Obligations. No holder of any Secured Hedge Obligations or Secured Cash Management Obligations that obtains the benefits of Section 10.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XI to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Obligations and Secured Hedge Obligations unless the Administrative Agent has received written notice of such Secured Cash Management Obligations and Secured Hedge Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable holders thereof.
ARTICLE XII
MISCELLANEOUS

Section 12.1    Notices.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
If to the Borrower:
Viavi Solutions Inc.
6001 America Center Drive
San Jose, California 95002
Attention of: Amar Maletira, Chief Financial Officer
E-mail: ****@viavisolutions.com
If to Wells Fargo, as Administrative Agent:
Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention of: Syndication Agency Services
Telephone No.: (704) 590-2706
Facsimile No.: (844) 879-5899
With copies to:
Wells Fargo Bank, National Association
MAC A0503-020
121 South Market Street, 2nd Floor
San Jose, CA 95113
Attention of: Derek Jensen, Vice President
Telephone No.: (408) 277-****
E-mail: ****@wellsfargo.com
If to any Lender:
To the address of such Lender set forth on the Register with respect to deliveries of notices and other documentation that may contain material non-public information.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II or III if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above in Section 12.1(a), or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.
(d)    Change of Address, Etc. Each of the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender may change its address or other contact information for notices and other communications hereunder by notice to the other parties hereto. Any Lender may change its address or facsimile number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each Issuing Lender and the Swingline Lender.
(e)    Platform.
(i)    Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Lenders and the other Lenders by posting the Borrower Materials on the Platform.
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender, any Issuing

Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).
(f)    Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Applicable Laws.
Section 12.2    Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:
(a)    without the prior written consent of the Required Revolving Credit Lenders, amend, modify or waive (i) Section 6.2 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Credit Lenders (pursuant to, in the case of any such amendment to a provision hereof other than Section 6.2, any substantially concurrent request by the Borrower for a borrowing of Revolving Credit Loans or issuance of Letters of Credit) to make Revolving Credit Loans when such Revolving Credit Lenders would not otherwise be required to do so, (ii) the amount of the Swingline Commitment or (iii) the amount of the L/C Sublimit;
(b)    increase or extend the Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 10.2) or increase the amount of Loans of any Lender, in any case, without the written consent of such Lender;
(c)    waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;
(d)    reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clauses (iv) and (vii) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby; provided that (i) only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 5.1(b) during the continuance of an Event of Default and (ii) only the consent of the Required Lenders shall be necessary to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;
(e)    change any provision hereunder (including Section 5.6 or Section 10.4) in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;

(f)    except as otherwise permitted by this Section 12.2, change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders”, “Required Revolving Credit Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(g)    consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 9.4), in each case, without the written consent of each Lender;
(h)    release all of the Subsidiary Guarantors comprising substantially all of the credit support for the Secured Obligations, in any case, from any Guaranty Agreement (other than as authorized in Section 11.9), without the written consent of each Lender; or
(i)    release all or substantially all of the Collateral or release any Security Document which would have the effect of releasing all or substantially all of the Collateral (other than as authorized in Section 11.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;
provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each affected Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Documents relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or modify Section 12.24 hereof; (iv) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (v) each Letter of Credit Document may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; provided that a copy of such amended Letter of Credit Document shall be promptly delivered to the Administrative Agent upon such amendment or waiver, (vi) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision; provided that the Administrative Agent shall provide notice to Lenders of any such amendment after the effectiveness thereof, and (vii) the Administrative Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 5.8(c) in accordance with the terms of Section 5.8(c). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender, and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the

Borrower and the Administrative Agent), to (x) amend and restate this Agreement if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Revolving Credit Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents and (y) enter into amendments or modifications to this Agreement (including amendments to this Section 12.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 5.13 (including as applicable, (1) to permit the Incremental Increases to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include an Incremental Increase, as applicable, in any determination of (i) Required Lenders or Required Revolving Credit Lenders, as applicable or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Revolving Credit Commitment or any increase in any Lender’s Revolving Credit Commitment Percentage, in each case, without the written consent of such affected Lender.
Section 12.3    Expenses; Indemnity.
(a)    Costs and Expenses. The Borrower and any other Credit Party, jointly and severally, shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent, the Arrangers and its Affiliates and, if reasonably necessary, a one local, specialty or foreign counsel in any relevant material jurisdiction or specialty), in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to such Issuing Lender and, if reasonably necessary, one local, specialty or foreign counsel in any relevant material jurisdiction or specialty) and (iii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of (x) one counsel to the Administrative Agent and Wells Fargo Securities, LLC taken as a whole, and, if necessary, of one local, specialty or foreign counsel to the Administrative Agent and Wells Fargo Securities, LLC, taken as a whole, in any relevant material jurisdiction or specialty and (y) one counsel to the Lenders (taken as a whole), and, if necessary, of one local, specialty or foreign counsel to the Lenders (taken as a whole) in any relevant material jurisdiction or specialty; provided that in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated (taken as a whole)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout or restructuring negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, and shall pay or reimburse any such Indemnified Party for, any and all losses, claims (including any Environmental Claims), penalties, damages, liabilities and related reasonable and documented expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of (x) one counsel to the Administrative Agent and its Affiliates and, if reasonably necessary, a single specialty, local or foreign counsel for the Administrative Agent and its Affiliates in each relevant specialty or jurisdiction, as applicable and (y) one counsel to all Indemnified Parties taken as a whole (other than the Administrative Agent and its Affiliates) and, if reasonably necessary, a single specialty, local or foreign counsel for all Indemnified Parties taken as a whole (other than the Administrative Agent and its Affiliates) in each relevant specialty or jurisdiction, as applicable; provided that in the case of an actual or perceived conflict of interest with respect to any of the foregoing counsel, one additional counsel in each relevant specialty or jurisdiction, as applicable, to each group of affected Indemnified Parties similarly situated and taken as a whole), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Borrower or any other Credit Party), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the Transactions), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnified Party is a party thereto, or (v) any claim (including any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party, (B) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnified Party for breach in bad faith of such Indemnified Party’s material obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) result from any disputes solely among the Indemnified Parties (other than disputes involving claims against an Indemnified Party in its capacity as such or fulfilling its role as an agent or arranger or any similar role under the Loan Documents) that do not arise from any act or omission of the Borrower or any of its Affiliates. This Section 12.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction)

of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the Revolving Credit Commitment has been reduced to zero as of such time, determined immediately prior to such reduction); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 5.7.
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, each of the parties hereto agree that they shall not assert, and hereby waives, any claim against any other party hereto or any Indemnified Party, on any theory of liability, for indirect, special, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this clause (d) shall limit the indemnity or reimbursement obligations of the Borrower to the extent such indirect, special, consequential or punitive damages are included in any third party claim in connection with which any Indemnified Party is entitled to indemnification or reimbursement hereunder. No Indemnified Party referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section shall be payable promptly after demand therefor.
(f)    Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents, the termination of the Revolving Credit Commitments, the termination or expiration of the Letters of Credit, the termination of this Agreement and payment of the obligations hereunder.
Section 12.4    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 5.15 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender or any of its Affiliates as to which such right of setoff was exercised. The rights of each Lender, each Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, such Issuing Lender and the Swingline Lender agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 12.5    Governing Law; Jurisdiction, Etc.
(a)    Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
(b)    Submission to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Lender, the Swingline Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, any Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.
(c)    Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 12.6    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND CONSENT AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 12.7    Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of any of the Secured Parties or to any Secured Party directly or the Administrative Agent or any Secured Party receives any payment or proceeds of the Collateral or any Secured Party exercises its right of setoff, which payments or proceeds (including any proceeds of such setoff) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Secured Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent, and each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its (or its applicable Affiliate’s) applicable ratable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent plus interest thereon at a per annum rate equal to the Federal Funds Rate from the date of such demand to the date such payment is made to the Administrative Agent.
Section 12.8    Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
Section 12.9    Successors and Assigns; Participations.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and/or the Loans at the time owing to it (in each case with respect to any Credit Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than (x) $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth (10th) Business Day, and (y) in the case of any assignment in respect of any Incremental Term Loan, such amount as agreed to between the applicable Incremental Lenders, the Administrative Agent and the Borrower.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Revolving Credit Facility;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments (x) in respect of the

Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of a Lender or an Approved Fund or (y) in respect of any Incremental Term Loan if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)    the consents of the Issuing Lenders and the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of its Subsidiaries or Affiliates, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) any natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 12.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates, which shall be null and void).
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or the Borrower or any of the Borrower’s Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, each Issuing Lender, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.3(c) with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 12.2(b), (c), (d) or (e) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.9, 5.10 and 5.11 (subject to the requirements and limitations therein, including the requirements under Section 5.11(g) (it being understood that the documentation required under Section 5.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.10 or 5.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.6 and Section 12.4 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.
Section 12.10    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and each Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective Related Parties in connection with the Credit Facility, this Agreement, the transactions contemplated hereby or in connection with marketing of services by such Affiliate or Related Party to the Borrower or any of its Subsidiaries (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in accordance with the Administrative Agent’s, such Issuing Lender’s or any Lender’s regulatory compliance policy if the Administrative Agent, such Issuing Lender or such Lender, as applicable, deems such disclosure to be necessary for the mitigation of claims by those authorities against the Administrative Agent, such Issuing Lender or such Lender, as applicable, or any of its Related Parties (in which case, the Administrative Agent, such Issuing Lender or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by Applicable Law), (c) as to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative proceeding or other compulsory process (in which case, the Administrative Agent, such Issuing Lender or such Lender, as applicable, shall use commercially reasonable efforts to promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by Applicable Law), (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement and, in each case, their respective financing sources, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) a nationally recognized rating agency that requires access to information regarding the Borrower and its Subsidiaries, the Loans and the Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (h) with the consent of the Borrower, (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrower, (k) to the extent that such information is independently developed by such Person, (l) to the extent required by an insurance company in connection with providing insurance coverage or providing reimbursement pursuant to this Agreement or (m) for purposes of establishing a “due diligence” defense. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 12.11    Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.
Section 12.12    All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Secured Obligations remain unpaid or unsatisfied (other than (i) contingent indemnification obligations not then due, (ii) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements satisfactory to the applicable holders thereof shall have been made and (iii) Letters of Credit that have either been Cash Collateralized or as to which arrangements satisfactory to the applicable Issuing

Lender have been made), any of the Revolving Credit Commitments remain in effect or the Credit Facility has not been terminated.
Section 12.13    Survival.
(a)    All representations and warranties set forth in Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.
(b)    Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.
Section 12.14    Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
Section 12.15    Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Required Lenders).
Section 12.16    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, any Issuing Lender, the Swingline Lender and/or the Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. To the extent any of the Lenders (through the Administrative Agent) reasonably request, the Borrower shall provide a manually executed signature page to this Agreement as soon as reasonably practicable following such request (but not prior to the lifting of any applicable stay at home orders in effect on the Closing Date).

(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 12.17    Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Secured Obligations (other than (i) contingent indemnification obligations not then due and (ii) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements satisfactory to the applicable holders thereof shall have been made) arising hereunder or under any other Loan Document shall have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized or otherwise satisfied in a manner acceptable to the applicable Issuing Lender) and the Revolving Credit Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
Section 12.18    USA PATRIOT Act; Anti-Money Laundering Laws. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.
Section 12.19    Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII or IX hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII or IX, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII or IX.
Section 12.20    No Advisory or Fiduciary Responsibility.
(a)    In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Arranger or any

Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.
(b)    Each Credit Party acknowledges and agrees that each Lender, the Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Revolving Credit Facility) and without any duty to account therefor to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing.  Each Lender, the Arrangers and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the Revolving Credit Facility or otherwise without having to account for the same to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing.
Section 12.21    Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.
Section 12.22    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 12.23    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Revolving Credit Commitments or this Agreement;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the

Administrative Agent, any Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 12.24    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 12.24, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.
VIAVI SOLUTIONS INC., as Borrower
By: /s/ Amar Maletira
Name: Amar Maletira
Title: Executive Vice President and Chief Financial Officer

Viavi Solutions Inc.
Credit Agreement
Signature Page

AGENTS AND LENDERS:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, an Issuing Lender and a Lender
By: /s/ Derek Jensen
Name: Derek Jensen
Title: Vice President

Viavi Solutions Inc.
Credit Agreement
Signature Page

[LENDER], as a Lender
By:
Name:
Title:

Viavi Solutions Inc.
Credit Agreement
Signature Page

Schedule 1.1
Revolving Credit Commitments and
Revolving Credit Commitment Percentages

Lender	Revolving Credit Commitments	Revolving Credit Commitment Percentages
Wells Fargo Bank, National Association	$65,000,000.00	21.666666670%
BNP Paribas	$50,000,000.00	16.666666670%
Truist Bank	$50,000,000.00	16.666666670%
MUFG Bank, Ltd.	$37,500,000.00	12.500000000%
BBVA USA	$37,500,000.00	12.500000000%
U.S. Bank National Association	$37,500,000.00	12.500000000%
HSBC Bank USA, N.A.	$22,500,000.00	7.500000000%
Total	$300,000,000.00	100.000000000%

Schedule 7.1
Jurisdictions of Organization and
Subsidiary Guarantors

Credit Party or Subsidiary	Jurisdiction of Organization	Subsidiary Guarantor?
Viavi Solutions Inc.	Delaware	Borrower
3Z Telecom, Inc.	Florida	Subsidiary Guarantor
Acterna LLC	Delaware	Subsidiary Guarantor
Acterna WG International Holdings LLC	Delaware	Subsidiary Guarantor
Viavi Solutions LLC	Delaware	Subsidiary Guarantor
JDSU Acterna Holdings LLC	Delaware	Subsidiary Guarantor
Optical Coating Laboratory, LLC	Delaware	Subsidiary Guarantor
RPC Photonics, Inc.	Delaware	Subsidiary Guarantor
TTC International Holdings, LLC	Delaware	Subsidiary Guarantor
Viavi Solutions do Brasil Ltda	Brazil	No
Trilithic Asia Company Limited	Thailand	No
Viavi Solutions Romania SRL	Romania	No
Flex Co. Ltd.	China	No
Viavi Solutions (Hong Kong) Limited	Hong Kong	No
Viavi Solutions (Beijing) Co., Ltd.	China	No
Viavi Solutions (Shenzen) Co., Ltd.	China	No
Viavi Solutions (Suzhou) Co., Ltd.	China	No
Viavi Solutions Canada ULC	Canada	No
9274-5322 Quebec Inc.	Canada	No
JDSU Holdings GmbH	Germany	No
Viavi Solutions World Holdings GmbH & CO KG	Germany	No
JDSU International GmbH	Germany	No
Aeroflex GmbH	Germany	No
Viavi Solutions Deutschland GmbH	Germany	No
Viavi Solutions GmbH	Germany	No
Viavi Solutions de Mexico, S. de R.L. de C.V.	Mexico	No
Viavi Solutions Polska Sp.z.o.o.	Poland	No
Viavi Solutions Spain, S.L.	Spain	No
Viavi Solutions AB	Sweden	No
Viavi Solutions Australia Pty Ltd.	Australia	No
Viavi Solutions Japan K.K.	Japan	No
Viavi Solutions Malaysia Sdn	Malaysia	No
JDSU Benelux B.V.	Netherlands	No
Viavi Solutions Austria GmbH	Austria	No
Viavi Solutions Korea Ltd.	Korea	No

Viavi Solutions India Private Limited	India	No
Viavi Solutions (Greater China) Limited	Hong Kong	No
TTC Asia Pacific Ltd.	Hong Kong	No
Acterna France SAS	France	No
Viavi Solutions UK Limited	United Kingdom	No
Viavi Solutions Italia S.R.L.	Italy	No
Viavi Solutions Singapore Pte. Ltd.	Singapore	No
Aeroflex Limited	United Kingdom	No
Viavi Solutions UK LLC	Delaware	No
Aeroflex Asia Pacific Ltd.	England	No
Aeroflex Asia Ltd.	Hong Kong	No
Aeroflex Technology Service (Beijing) Co Ltd.	China	No
Aeroflex Innovations (Shanghai) Co. Ltd.	China	No
Aeroflex Technologies SA	Spain	No
Aeroflex SRL	Italy	No
Aeroflex Systems Pvt Ltd.	India	No

Schedule 7.2
Subsidiaries and Capitalization

I.

Issuer	Holder	Number of Shares Owned	Number of Shares Authorized	Class/Series	Percentage Owned
3Z Telecom, Inc.	Viavi Solutions Inc.	1,000	2,000	Common stock	100%
Acterna LLC	JDSU Acterna Holdings LLC	100 Units	N/A	Uncertificated units of LLC interest	100%
Acterna WG International Holdings LLC	Acterna LLC	N/A	N/A	LLC interest	100%
Viavi Solutions LLC	Viavi Solutions Inc.	N/A	N/A	LLC interest	100%
JDSU Acterna Holdings LLC	Viavi Solutions Inc.	N/A	N/A	LLC interest	100%
Optical Coating Laboratory, LLC	Viavi Solutions Inc.	N/A	N/A	LLC interest	100%
RPC Photonics, Inc.	Viavi Solutions Inc.	100	1,000	Common stock	100%
TTC International Holdings, LLC	Acterna LLC	100	N/A	Uncertificated common units	100%
Viavi Solutions do Brasil Ltda	Viavi Solutions Inc.	62,647,277 shares	62,647,278 shares	LLC interest	100%
Viavi Solutions do Brasil Ltda	Acterna LLC	1 share
Trilithic Asia Company Limited	JDSU Acterna Holdings LLC	88,649 shares	88,650 shares	Limited company interest	100%
Trilithic Asia Company Limited	TTC International Holdings, LLC	1 share
Viavi Solutions Romania SRL	JDSU Acterna Holdings LLC	10000	N/A	Uncertificated LLC interest	100%
Flex Co. Ltd.	Optical Coating Laboratory, LLC	N/A	N/A	Limited company interest	100%
Viavi Solutions (Hong Kong) Limited	JDSU Acterna Holdings LLC	60,840,000	60,840,000	Uncertificated limited company interest	100%
Viavi Solutions (Beijing) Co., Ltd.	Viavi Solutions (Hong Kong) Limited				100%
Viavi Solutions (Shenzen) Co., Ltd.	Viavi Solutions (Hong Kong) Limited				100%
Viavi Solutions (Suzhou) Co., Ltd.	Viavi Solutions (Hong Kong) Limited				100%
Viavi Solutions Canada ULC	Acterna LLC	N/A	N/A	Unlimited liability corporation interest	100%
9274-5322 Quebec Inc.	Viavi Solutions Canada ULC				100%
JDSU Holdings GmbH	Acterna WG International Holdings LLC	N/A	N/A	Uncertificated LLC interest	100%

Issuer	Holder	Number of Shares Owned	Number of Shares Authorized	Class/Series	Percentage Owned
Viavi Solutions World Holdings GmbH & CO KG	Acterna LLC	N/A	N/A	Uncertificated LLC and LP interest	100%
JDSU International GmbH	Acterna WG International Holdings LLC	N/A	N/A	Uncertificated LLC interest	6%
JDSU International GmbH	Viavi Solutions World Holdings GmbH & CO KG	N/A	N/A	Uncertificated LLC interest	94%
Aeroflex GmbH	JDSU International GmbH				100%
Viavi Solutions Deutschland GmbH	JDSU International GmbH				100%
Viavi Solutions GmbH	JDSU International GmbH				100%
Viavi Solutions de Mexico, S. de R.L. de C.V.	JDSU International GmbH				100%
Viavi Solutions Polska Sp.z.o.o.	JDSU International GmbH				100%
Viavi Solutions Spain, S.L.	JDSU International GmbH				100%
Viavi Solutions AB	JDSU International GmbH				100%
Viavi Solutions Australia Pty Ltd.	JDSU International GmbH				100%
Viavi Solutions Japan K.K.	JDSU International GmbH				100%
Viavi Solutions Malaysia Sdn	JDSU International GmbH				100%
JDSU Benelux B.V.	Viavi Solutions Austria GmbH				100%
Viavi Solutions Austria GmbH	JDSU Benelux B.V.				100%
Viavi Solutions Korea Ltd.	JDSU Benelux B.V.				100%
Viavi Solutions India Private Limited	JDSU Benelux B.V.				100%
Viavi Solutions (Greater China) Limited	JDSU Benelux B.V.				100%
TTC Asia Pacific Ltd.	Viavi Solutions (Greater China) Limited				100%
Acterna France SAS	TTC International Holdings, LLC	N/A	N/A	Uncertificated limited company interests	14.52%
Acterna France SAS	JDSU International GmbH	N/A	N/A	Uncertificated limited company interests	85.48%
Viavi Solutions UK Limited	TTC International Holdings, LLC	1,001,000 ordinary 350,000 preference	1,351,000	Limited company interests	100%
Viavi Solutions Italia S.R.L.	Viavi Solutions UK Limited				100%

Issuer	Holder	Number of Shares Owned	Number of Shares Authorized	Class/Series	Percentage Owned
Viavi Solutions Singapore Pte. Ltd.	Viavi Solutions UK Limited				100%
Aeroflex Limited	Viavi Solutions UK Limited				100%
Viavi Solutions UK LLC	Aeroflex Limited				100%
Aeroflex Asia Pacific Ltd.	Aeroflex Limited				100%
Aeroflex Asia Ltd.	Aeroflex Limited				100%
Aeroflex Technology Service (Beijing) Co Ltd.	Aeroflex Asia Ltd.				100%
Aeroflex Innovations (Shanghai) Co. Ltd.	Aeroflex Asia Ltd.				100%
Aeroflex Technologies SA	Aeroflex Limited				100%
Aeroflex SRL	Aeroflex Limited				100%
Aeroflex Systems Pvt Ltd.	Aeroflex Limited				100%

II. None.

III. None.

Schedule 7.6
Tax Matters

None.

Schedule 7.9
ERISA Plans

Entity Name	Name of Plan	Type of Plan	Country
Viavi Solutions Inc.	Viavi Solutions Inc. 401(k)	401(k)	United States
Viavi Solutions Inc.	Viavi Solutions Inc. DCP	Deferred Compensation Plan (DCP)	United States
Viavi Solutions Inc.	Trilithic Inc. Employee Stock Ownership Plan	Employee Stock Ownership Plan	United States
Viavi Solutions Deutschland GmbH	BV93	Defined Contribution (DC) Open Scheme	Germany
Viavi Solutions Deutschland GmbH	BV35, BV85, BV87	Defined Benefit (DB) Closed Scheme	Germany
Viavi Solutions Deutschland GmbH	AVP, BVP, PPL, ZVP	Defined Benefit (DB) Closed Scheme	Germany
Viavi Solutions World Holdings	BV35, BV85, BV87	Defined Benefit (DB) Closed Scheme	Germany
Aeroflex GmbH	Works Agreements No. 93A and 93B	Retirement Benefit Plan Nature of the Benefit Plan: Relief Fund (in German called Unterstuetzungskasse)	Germany
Aeroflex GmbH	Old Schlumberger Plan "VP"	Retirement Benefit Plan Nature of the Benefit Plan: Defined Benefit	Germany
Viavi Solutions GmbH	Direct Insurance Plan	Retirement Plan (DC)	Germany
Viavi Solutions Canada ULC	Viavi Solutions Group Retirement Savings Program	Defined Contribution (DC) Open Scheme	Canada
Viavi Solutions UK Limited	Wandel & Goltermann Retirement Benefits Scheme	Defined Benefit (DB) Closed Scheme	United Kingdom
Viavi Solutions UK Limited
Aviva Group Personal Pension Scheme TK064468
Categories:
Viavi Solutions Group Personal Pension TK064469 22
Members of Viavi Solutions GPP TK066410 53
Post 1st May 2014 Joiner GPP TK070211 64
Aeroflex TK575583 242
		Defined Contribution (DC)	United Kingdom
Viavi Solutions Spain, S.L.	Multigrupo 36	Qualified Pension Plan	Spain
Viavi Solutions (Hong Kong) Limited	HSBC Mandatory Provident Fund - Supertrust Plus	Defined Contribution (DC)	Hong Kong
Viavi Solutions Korea Ltd.	ERSA	Defined Contribution (DC)	South Korea
Viavi Solutions Japan K.K.	Retirement Allowance PLan	Defined Benefit (DB) Unfunded	Japan
Viavi Solutions Ireland Limited	Shenick Network Systems Limited Group Pension Scheme G009832A	Defined Contribution (DC)	Ireland
Trilithic Asia Company Limited	Tisco Ruamtun 2 registered Provident Fund	Voluntary Provident Fund (Open Scheme)	Thailand
Viavi Solutions AB	TyEL Pension Insurance Policy	Defined Contribution (DC)	Finland
Viavi Solutions AB	Voluntary ITP Common Plan Name: SSP	Defined Benefit (DB) / Defined Contribution (DC) Hybrid	Sweden

Schedule 7.12
Labor and Collective Bargaining Agreements

Outside of the United States, our businesses are subject to labor laws that differ from those in the United States. We follow statutory requirements, and in Germany, France & UK, it is common for a works council, consisting of elected employees, to represent the sites when discussing matters such as compensation, benefits or terminations of employment. We consider our employee relations to be good.

Schedule 7.16
Real Property (omitted)

Omitted

Schedule 7.17
Litigation

High Court of Justice, Chancery Division, London, United Kingdom
Trustees of Wandel and Goltermann Retirement Benefits Scheme
and Viavi Solutions UK Limited v. Bond Pearce
In June 2016, the Company received a court decision regarding the validity of an amendment to a pension deed of trust related to one of its foreign subsidiaries which the Company contends contained an error requiring the Company to increase the pension plan’s benefit. The Company had subsequently further amended the deed to rectify the error. The court ruled that the amendment increasing the pension plan benefit was valid until the subsequent amendment. The Company estimated the liability to range from (amounts represented as £ denote GBP) £5.7 million to £8.4 million. The Company determined the likelihood of loss to be probable and accrued £5.7 million as of July 2, 2016 in accordance with authoritative guidance on contingencies. The accrual is included in pension and post-employment benefits, which is a component of other non-current liabilities in the Company’s Consolidated Balance Sheets.
The Company pursued an appeal of the court decision. In March 2018, the appellate court affirmed the decision of the lower court. The Company is pursuing a deed of rectification claim and continues to pursue a claim against the U.K. law firm responsible for the error. As of March 28, 2020, the related accrued pension liability was £6.5 million or $8.0 million.

Schedule 8.17
Post-Closing Matters

1.
Pledged Equity Interests. Within ten (10) Business Days after the Closing Date (or such later date as agreed to by the Administrative Agent in its sole discretion), the Administrative Agent shall have received, to the extent required under the Collateral Agreement, the original stock certificate(s) of any certificated Pledged Equity Interests (as defined in the Collateral Agreement), together with undated stock power(s) for each such certificate duly executed in blank by the registered owner thereof.

2.
Intellectual Property. Within ten (10) Business Days after the Closing Date (or such later date as agreed to by the Administrative Agent in its sole discretion), the Administrative Agent shall have received: (a) an updated and fully completed Schedule 3.8 to the Collateral Agreement in a form reasonably acceptable to the Administrative Agent; and (b) intellectual property security agreements duly executed and completed by the applicable Credit Parties for all federally registered copyrights, copyright applications, patents, patent applications, trademarks and trademark applications included in the Collateral, in each case in proper form for filing with the U.S. Patent and Trademark Office or U.S. Copyright Office, as applicable.

3.
Intercompany Loan Agreements. Within fifteen (15) Business Days after the Closing Date (as such date may be extended by the Administrative Agent in its sole discretion), the Administrative Agent shall have received, fully executed originals, to the extent available or on file with the Credit Parties, of any intercompany loan agreements.

4.
Insurance Endorsements. Within thirty (30) days after the Closing Date (or such later date as agreed to by the Administrative Agent in its sole discretion), the Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, insurance endorsements naming the Administrative Agent as additional insured under all liability insurance policies as required by Section 8.6 of the Credit Agreement.

5.
Account Control Agreements. Within sixty (60) days after the Closing Date (or such later date as agreed to by the Administrative Agent in its sole discretion), the Credit Parties shall obtain duly executed deposit account control agreements and securities account control agreements to the extent such deposit account control agreement or securities account control agreement would be required by the terms of Collateral Agreement.

6.
Schedule 9.1
Existing Indebtedness
Intercompany Debt:

Borrower	Lender	Currency	Principal Amount	Approximate Principal Amount in Dollars
Aeroflex Limited	Viavi Solutions Inc.	GBP	193,152,312.00	$241,440,390.00
Viavi Solutions Do Brazil Ltda	Viavi Solutions Inc.	BRL	8,193,309.23	$1,474,795.66
Viavi Solutions Do Brazil Ltda	Viavi Solutions Inc.	BRL	30,806,890.47	$5,545,240.28
JDSU International GmbH	JDSU Benelux B.V.	EUR	231,109.27	$254,220.20
JDSU International GmbH	Viavi Solutions Deutschland GmbH	EUR	66,180,370.00	$72,798,407.00
Viavi Solutions Korea Ltd.	Viavi Solutions Inc.	KRW	12,353,928,291.00	$10,130,221.20
Viavi Solutions (Beijing) Co. Ltd.	Flex Co. Ltd.	CNY	128,000,000.00	$17,920,000.00
Viavi Solutions (Suzhou) Co. Ltd.	Flex Co. Ltd.	CNY	310,000,000.00	$43,400,000.00
Viavi Solutions AB, Norsk Avdelning	Viavi Solutions AB	EUR	400,000.00	$440,000.00
Viavi Solutions Inc.	JDSU International GmbH	EUR	21,843,500.00	$24,027,850.00
Viavi Solutions Inc.	Viavi Solutions World Holdings GmbH & Co KG	EUR	1,764,980.37	$1,941,478.41
Viavi Solutions Inc.	Viavi Soluitons France SAS	EUR	49,700,000.00	$54,670,000.00
Viavi Solutions Inc.	Viavi Soluitons France SAS	EUR	35,000,000.00	$38,500,000.00
Viavi Solutions Inc.	Viavi Solutions Deutschland GmbH	EUR	30,000,000.00	$33,000,000.00
Viavi Solutions Inc.	Viavi Solutions LLC	USD	$25,000,000.00	$25,000,000.00
Viavi Solutions Romania SRL	JDSU International GmbH	RON	12,000,000.00	$2,760,000.00
Viavi Solutions Singapore Pte Ltd.	Viavi Solutions Inc.	USD	$4,600,000.00	$4,600,000.00
Viavi Solutions UK Ltd.	Viavi Solutions UK LLC	GBP	193,152,312.00	$241,440,390.00
Viavi Solutions World Holdings GmbH & Co KG	JDSU International GmbH	EUR	36,278,594.00	$39,906,453.40
Viavi Solutions World Holdings GmbH & Co KG	Viavi Solutions Deutschland GmbH	EUR	29,597,816.43	$32,557,598.07

Convertible Notes:

1.	Viavi Solutions Inc.
Face Amount:    $225,000,000.00
Coupon Rate:    1.75%
Issue Date:    May 29, 2018
Maturity Date:    June 1, 2023
Interest due:    Semi-Annual

2.	Viavi Solutions Inc.
Face Amount:    $460,000,000.00
Coupon Rate:    1.00%
Issue Date:    March 3, 2017
Maturity Date:    March 1, 2024
Interest due:    Semi-Annual

Schedule 9.2
Existing Liens

Credit Party	Filing Office	Secured Party	Initial Filing Number	Collateral
Viavi Solutions Inc.	Delaware Secretary of State	General Electric Credit Corporation of Tennessee	2011 1741621	Specified equipment
Viavi Solutions Inc.	Delaware Secretary of State	General Electric Capital Corporation	2011 2068180	Specified equipment
Viavi Solutions Inc.	Delaware Secretary of State	General Electric Capital Corporation	2011 2537127	Specified equipment
Viavi Solutions Inc.	Delaware Secretary of State	Wells Fargo Equipment Finance, Inc.	2011 3747667	Specified equipment
Viavi Solutions Inc.	Delaware Secretary of State	Citibank, N.A.	2015 6269798	AR owing to Viavi Solutions Inc. by AT&T Services. Inc.
Viavi Solutions Inc.	Delaware Secretary of State	Citibank, N.A.	20165097272	AR owing to Viavi Solutions Inc. by Verizon Sourcing LLC and Verizon Communications Inc.
Viavi Solutions Inc.	Delaware Secretary of State	De Lage Landen Financial Services, Inc.	2018 0273231	Specified equipment
Viavi Solutions Inc.	Delaware Secretary of State	U.S. Bank Equipment Finance	2019 7801371	Specified equipment
RPC Photonics, Inc.	Delaware Secretary of State	JPMorgan Chase Bank, NA	2018 0715934	Specified equipment
RPC Photonics, Inc.	Delaware Secretary of State	JPMorgan Chase Bank, NA	20185430265	Specified equipment

Schedule 9.3
Existing Loans, Advances and Investments

See intercompany indebtedness listed on Schedule 9.1

Schedule 9.7
Existing Transactions with Affiliates

None.

Schedule 9.10
Existing Restrictive Agreements

None.